UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

ROSS STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required
[ ]	Fee paid previously with preliminary materials
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 5, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Ross Stores, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, May 18, 2022 at 1:30 p.m. PDT. Due to continued concerns regarding the coronavirus pandemic (“COVID-19”), and to help protect the health and well-being of our stockholders and associates, this year’s Annual Meeting will again be held virtually. We designed the format of our online Annual Meeting in an effort to provide stockholders who attend the Annual Meeting with the same opportunities to participate as they would have at an in-person meeting. You can attend the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ROST2022, where you will be able to listen to the meeting live, vote your shares, and submit questions online.

We are pleased to make use again this year of the process that permits companies to furnish proxy materials over the Internet, as authorized by Securities and Exchange Commission rules. We believe this approach facilitates stockholders’ receipt of proxy materials, while reducing both the cost and the environmental impact of our Annual Meeting. We will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 29, 2022. The Notice also provides instructions on how to vote online or by telephone, and includes instructions on how you can request and receive a paper copy of the proxy materials by mail. If you receive your Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and proxy card will be enclosed.

Thank you for your commitment to Ross Stores and for your cooperation in voting your proxy without delay. You may vote your shares in advance of the Annual Meeting by Internet, toll-free telephone number, or mail. Instructions regarding all three methods of voting, and for participation in the virtual meeting, are included in this Proxy Statement on the page following the Notice of Annual Meeting of Stockholders.

Sincerely,

ROSS STORES, INC.

Barbara Rentler
Vice Chair and Chief Executive Officer

ROSS STORES, INC.
Notice of Annual Meeting of Stockholders
to be Held on May 18, 2022

To Our Stockholders:

Please take notice that the 2022 Ross Stores, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) will be held virtually on Wednesday, May 18, 2022 at 1:30 p.m. PDT. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ROST2022, where you will be able to listen to the meeting live, vote your shares online, and submit questions. The Annual Meeting will be held for the following purposes:

1.To elect 10 directors, to serve for a one-year term.

2.To hold an advisory vote to approve the Company’s executive compensation program.

3.To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023.

4.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 22, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568. Due to continuing COVID-19 concerns, our corporate offices may be subject to limited business hours and access limitations or temporary closures. If the Company’s offices are not open during regular hours, stockholders can call and can leave a voice message request for Angelica Griego at (925) 965-4231 to make alternative arrangements for access to the list of stockholders of record.

Instructions regarding the available voting methods by proxy in advance of the Annual Meeting (by Internet, by telephone, or by mail) and regarding participation at the meeting are described on the next several pages. We would appreciate you submitting your vote by proxy as soon as possible, so that your shares will be represented at the meeting.

By order of the Board of Directors,
Ken Jew
Corporate Secretary

April 5, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 18, 2022: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, proxy card, and Annual Report, may be viewed at www.proxyvote.com, where you may also cast your vote.

PRINTED ON RECYCLED PAPER

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2022 Annual Meeting to be held on Wednesday, May 18, 2022. If you are a stockholder of record of Ross Stores, Inc. as of March 22, 2022, you have the right to vote your shares, and may elect to do so by proxy in advance of the Annual Meeting; you may choose to submit your vote by Internet, by telephone, or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save paper, time, and postage costs by voting your shares by Internet or by telephone. Both methods are generally available 24 hours a day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.          BY INTERNET

a.Go to the website at www.proxyvote.com.
b.Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.Follow the instructions.

2.        BY TELEPHONE

a.On a touch-tone telephone, call toll-free 1-800-690-6903.
b.Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.Follow the recorded instructions.

3.        BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)

a.Mark your selections on the proxy card.
b.Date and sign your name exactly as it appears on your proxy card.
c.Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker, or other holder of record, you are considered a beneficial owner, whose stock is held in “street name,” and instead of a proxy card you will receive instructions from your bank, broker, or other agent. Your broker or nominee will enclose a voting instruction card or notice for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers the means to grant proxies to vote shares by Internet and by telephone. If your shares are held in an account with a broker or bank which is participating in the Broadridge program, you may grant a proxy to vote those shares by Internet or by calling the telephone number shown on the instruction form received from your broker or bank.

We must receive votes by proxy submitted by Internet, telephone, or mail by 11:59 p.m. ET on May 17, 2022. Submitting your vote by proxy by telephone or Internet will not affect your right to change your vote should you decide to attend the Annual Meeting virtually.

The Annual Meeting will be held by Internet webcast. You will be able to attend the Annual Meeting, vote your shares, and submit questions electronically at the meeting by visiting www.virtualshareholdermeeting.com/ROST2022. To participate in the Annual Meeting, you will need to enter the Control Number that appears on the proxy card or on the voting instruction card or notice you received from your broker, bank, or their nominee, with your Notice for the Annual Meeting, as well as your first and last name and e-mail address. The Annual Meeting webcast will begin promptly at 1:30 p.m. PDT on Wednesday, May 18, 2022. We encourage you to access the meeting a few minutes prior to the start time. Online check-in will begin at 1:15 p.m. PDT, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page for assistance.

To facilitate your online participation in the Annual Meeting, we will:

•Provide for Annual Meeting attendees to begin logging into the Annual Meeting at 1:15 p.m. PDT on Wednesday, May 18, 2022 – fifteen minutes in advance of the meeting.

•Provide the ability for participating stockholders to vote (or revoke their prior vote) by following the instructions available on the meeting website during the Annual Meeting. (If you are the beneficial owner of shares, but not the stockholder of record, you may need to obtain online voting access codes and information from your broker or bank.)

•Permit stockholders to submit questions electronically during the Annual Meeting in accordance with the rules of conduct for the meeting, which will be available for review during the meeting, and by following the instructions available on the meeting website.

•Answer questions relevant to meeting matters and that comply with the rules of conduct during the meeting as time permits. If we receive substantially similar questions, we may group those questions together.

•Responses to such questions that we do not have time to address during the Annual Meeting will be posted to our Investor Relations webpage (https://investors.rossstores.com/) following the Annual Meeting.

VOTING MATTERS
Whether or not you plan to attend the Annual Meeting, we urge you to vote and to submit your proxy in advance of the meeting by following one of the methods described in the proxy materials for the Annual Meeting.

Your vote is important. Thank you for voting.

DELINQUENT SECTION 16(a) REPORTS	51
PROXY SOLICITATION FEES	51
TRANSACTION OF OTHER BUSINESS	51
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	51

PROXY STATEMENT

2022 Annual Meeting of Stockholders

ROSS STORES, INC.
5130 Hacienda Drive, Dublin, CA 94568
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation (“we” or the “Company”), for use at the Company’s 2022 Annual Meeting of Stockholders to be held on Wednesday, May 18, 2022 at 1:30 p.m. PDT, or any adjournments or postponements thereof (the “Annual Meeting”), at which stockholders of record at the close of business on March 22, 2022 are entitled to vote. Due to continued concerns regarding the coronavirus pandemic (“COVID-19”) and to help protect the health and well-being of our stockholders and associates, this year’s Annual Meeting will again be held virtually. We designed the format of our online Annual Meeting in an effort to provide stockholders who attend the Annual Meeting with the same opportunities to participate as they would have at an in-person meeting. You can attend the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ROST2022, where you will be able to listen to the meeting live, vote your shares, and submit questions online.

The date of this Proxy Statement is April 5, 2022, the date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company, and its management and their compensation, and to provide summaries of the matters to be voted upon at the Annual Meeting. At the meeting, the stockholders will be asked to: (1) elect 10 directors, to serve for a one-year term; (2) provide an advisory vote to approve the Company’s executive compensation program; (3) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023; and (4) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

We had outstanding on March 22, 2022, the Record Date for the Annual Meeting, 351,392,340 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that the presence of a majority of all shares entitled to vote, whether present in person (which would include presence at a virtual meeting) or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the Annual Meeting, a list of our stockholders of record will be available for viewing by the stockholders for any purpose relevant to the Annual Meeting during ordinary business hours at our corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568. Due to continuing COVID-19 concerns, our corporate offices may be subject to limited business hours and access limitations or temporary closures; if the Company’s corporate offices are not open during regular hours, stockholders can call and can leave a voice message request for Angelica Griego at (925) 965-4231 to make alternative arrangements for access to the list of stockholders of record.

All valid proxies that are timely received before the Annual Meeting, including proxies granted over the Internet or by telephone and submitted prior to midnight ET the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee, and FOR proposals 2 and 3. In addition, any proxy received confers discretionary authority to vote on any matter that comes before the Annual Meeting and for which we did not have notice prior to sending out this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it, at any time before it is exercised, by filing with our Corporate Secretary an instrument revoking it, by submitting an updated vote online or by phone, or by attending the Annual Meeting virtually and voting online.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2022, except as noted in footnote (2), regarding the ownership of the common stock of the Company by: (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company; (ii) each director and each of the executive officers named in the “Summary Compensation Table”; and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Person and the Directors and Executive Officers	Amount and Nature of Beneficial Ownership	(1)	Percent of Common Stock Outstanding

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	51,733,480	(2)	14.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	27,948,897	(2)	7.9%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	27,372,349	(2)	7.8%
Michael Balmuth	62,406	(3)	*
K. Gunnar Bjorklund	37,095	(4)	*
Michael J. Bush	33,771	(5)	*
Sharon D. Garrett	210,489	(6)	*
Michael J. Hartshorn	146,963	(7)	*
Stephen D. Milligan	16,205	(8)	*
Patricia H. Mueller	4,030	(9)	*
George P. Orban	5,678,135	(10)	1.6%
Gregory L. Quesnel	19,973	(11)	*
Larree M. Renda	4,019	(12)	*
Barbara Rentler	403,799	(13)	*
Doniel N. Sutton	2,234	(14)	*
Michael Kobayashi	130,338	(15)	*
Brian Morrow	91,919	(16)	*
Travis Marquette	19,588	(17)	*
Adam Orvos	59,348	(18)	*
All executive officers (as defined by Rule 3b-7 of the Securities and Exchange Act of 1934) and directors as a group (14 persons, including the executive officers and directors named above)	6,838,318	(19)	1.9%
____________________________________________

*Less than 1%

(1)To the knowledge of the Company, the persons named in this table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, the information provided in Schedule 13G filings (as amended to date) made with the Securities and Exchange Commission (“SEC”), and the information contained in the footnotes to this table.
(2)Share amounts and beneficial ownership percentages are as of December 31, 2021, and are based solely on Schedule 13G/A filings made with the SEC by each beneficial owner. These filings contain further information with respect to the nature of the beneficial ownership and the sole or shared nature of voting and investment power. In particular, the most recent Statement on Schedule 13G/A filed by (A) T. Rowe Price Associates, Inc. indicates sole voting power as to 21,567,075 shares, no shares subject to shared voting power, sole dispositive power as to 51,733,480 shares, and no shares subject to shared dispositive power; (B) BlackRock, Inc. indicates sole voting power as to 24,826,862 shares, no shares subject to shared voting power, sole dispositive power as to 27,948,897 shares, and no shares subject to shared dispositive power; and (C) The Vanguard Group, Inc. indicates no shares subject to sole voting power, shared voting power as to 602,444 shares, sole dispositive power as to 25,901,456 shares, and shared dispositive power as to 1,470,893 shares. The table assumes that there have been no changes in their reported ownership through March 1, 2022.
(3)Mr. Balmuth: Includes 62,063 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(4)Mr. Bjorklund: Includes 2,999 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(5)Mr. Bush: Includes 2,999 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(6)Ms. Garrett: Includes 2,999 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting. Also includes 207,490 shares held in the name of Sharon D. Garrett Living Trust.
(7)Mr. Hartshorn: Includes 146,225 shares of the Company’s common stock that were issued under the Company’s 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.
(8)Mr. Milligan: Includes 2,999 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(9)Ms. Mueller: Includes 3,105 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(10)Mr. Orban: Includes 393,980 shares held in the name of Orban Partners; Mr. Orban is a general partner and managing partner of Orban Partners. Also includes 3,958 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting; 5,193,607 shares held indirectly in trusts for which Mr. Orban holds voting and dispositive power; and 86,590 shares that are part of a testamentary trust for which Mr. Orban is co-executor; in that capacity, Mr. Orban has shared power for voting and disposition, but no pecuniary interest.
(11)Mr. Quesnel: Includes 2,999 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(12)Ms. Renda: Includes 3,105 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(13)Ms. Rentler: Includes 337,672 shares of the Company’s common stock that were granted under the Company’s 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.
(14)Ms. Sutton: Includes 2,234 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(15)Mr. Kobayashi: Includes 130,131 shares of the Company’s common stock that were issued under the Company’s 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.
(16)Mr. Morrow: Includes 90,968 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(17)Mr. Marquette: Ceased to be an employee of the Company in July 2021. All shares listed in the table above are fully vested and owned by Mr. Marquette as of March 2022.
(18)Mr. Orvos: Includes 59,348 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(19)Includes 791,741 shares of the Company’s common stock issued under the Company’s 2008 and 2017 Equity Incentive Plans that remain subject to vesting.

PROPOSAL 1
ELECTION OF DIRECTORS

If elected, each nominee will hold office for a one-year term or until his or her successor is elected and qualified, unless he or she resigns or his or her office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee(s), unless the Board chooses to reduce the size of the Board.

The terms of the 11 current directors - K. Gunnar Bjorklund, Michael J. Bush, Sharon D. Garrett, Michael J. Hartshorn, Stephen D. Milligan, Patricia H. Mueller, George P. Orban, Gregory L. Quesnel, Larree M. Renda, Barbara Rentler, and Doniel N. Sutton - will expire on the date of the Annual Meeting. One of our current directors, Gregory L. Quesnel, is not standing for re-election at the Annual Meeting. Accordingly, 10 persons are to be elected to serve as directors on the Board of Directors of the Company (the “Board”) at the meeting.

Vote Required and Board of Directors’ Recommendation

In an uncontested election, such as this Annual Meeting, Directors who receive more votes in favor than votes against will be elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present, but will not affect the election of directors. As further discussed below, under the heading “Bylaws Provide Majority Voting Standard for Director Elections,” our Bylaws provide that any incumbent director who fails to receive more votes in favor of election than votes against in an uncontested director election must promptly tender his or her offer of resignation to the Board.

The Board of Directors unanimously recommends that the stockholders vote FOR the following 10 director nominees - K. Gunnar Bjorklund, Michael J. Bush, Sharon D. Garrett, Michael J. Hartshorn, Stephen D. Milligan, Patricia H. Mueller, George P. Orban, Larree M. Renda, Barbara Rentler, and Doniel N. Sutton.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board may be fixed from time to time exclusively by the Board. The Company has a declassified Board, and all directors are to be re-elected annually. The Board currently consists of 11 authorized members; there are currently no Board vacancies. The number of authorized members of the Board has been reduced by one and set at ten members, effective at the time of the Annual Meeting.

The Nominating and Corporate Governance Committee’s recommended nominees for election by the stockholders to serve as members of the Board until the 2023 Annual Meeting of Stockholders are 10 of the incumbent directors. The proxies solicited by the Board cannot be voted for a greater number of persons than the ten nominees named.

The following table indicates the name, age (as of the Annual Meeting), business experience, principal occupation, and term of office of each nominee standing for election at the 2022 Annual Meeting.

			Director
	Principal Position	Age	Since
K. Gunnar Bjorklund	Chairman, Rev360 LLC since 2014; Managing Director, Sverica International from 1991 to 2014; Director, Corporate Strategic Planning, American Express Company from 1987 to 1990; Management Consultant, McKinsey & Company from 1985 to 1987. The Nominating and Corporate Governance Committee has noted Mr. Bjorklund’s executive and consulting experience.	63	2003
Michael J. Bush
Managing Member, B IV Investments, LLC since 2007; Executive Chairman, Trumaker, Inc. from 2016 to 2018; Chief Executive Officer, 3 Day Blinds, Inc. from 2007 to 2010, Member of the Board of Directors from March 2010 to September 2010; President and Chief Executive Officer, Anchor Blue Retail Group from 2003 to 2007; President and Chief Executive Officer, Bally, North America, Inc. and member of the Board of Directors, Bally International AG from 2000 to 2002; Executive Vice President, Chief Operating Officer and Director, Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. The Nominating and Corporate Governance Committee has noted Mr. Bush’s executive and retail experience.
		61	2001
Sharon D. Garrett
Management consultant since 2013; Member of the Board of Directors, Jerome’s Furniture from 2017 to Spring 2020 (also member of the Strategic Planning (Chair) and Compensation committees); Member of the Board of Directors, Scott’s Liquid Gold-Inc. from 2014 to 2016 (also member of the Audit and Compensation committees); Executive Vice President, Revenue Cycle Optimization, American Medical Response, Inc. from 2012 to 2013, Senior Vice President, Reimbursement Services from 2007 to 2012; Chief Operating Officer, PT Holdings from 2006 to 2007; Executive Vice President, Enterprise Services, PacifiCare Health Systems from 2002 to 2005; provided interim executive services for various companies from 2000 to 2002, including Chief Executive Officer, Zyan Communications from April to November 2000; Senior Vice President and Chief Information Officer, The Walt Disney Company from 1989 to 2000. The Nominating and Corporate Governance Committee has noted Ms. Garrett’s executive and operational experience.
		73	2000
Michael J. Hartshorn	Group President and Chief Operating Officer of the Company since August 2019; Group Executive Vice President, Finance and Legal, and Chief Financial Officer during 2019; Executive Vice President, Chief Financial Officer from 2018 to 2019; Group Senior Vice President, Chief Financial Officer from 2015 to 2018; Senior Vice President and Chief Financial Officer from 2014 to 2015; Senior Vice President and Deputy Chief Financial Officer from 2012 to 2014; Group Vice President, Finance and Treasurer from 2011 to 2012; Vice President, Finance and Treasurer from 2006 to 2011. From 2002 to 2006, Mr. Hartshorn held a number of management roles in the Ross IT and supply chain organizations, after initially joining the Company in 2000 as Director, Assistant Controller. For seven years prior to joining Ross, he held various financial roles at The May Department Stores Company. The Nominating and Corporate Governance Committee has noted Mr. Hartshorn’s extensive executive and operational experience with the Company.	54	2021

Stephen D. Milligan
Member of the Board of Directors, Autodesk, Inc., since 2018 (also member of the Audit Committee since 2019); Member of the Board of Directors, Western Digital Corporation from 2013 to May 2020, Chief Executive Officer from 2013 to March 2020, President from 2012 to 2013; Chief Executive Officer, Hitachi Global Storage Technologies from 2009 to 2012, Chief Financial Officer from 2007 to 2009; Senior Vice President, Finance and Chief Financial Officer, Western Digital from 2004 to 2007, Vice President of Finance from 2002 to 2003.  The Nominating and Corporate Governance Committee has noted Mr. Milligan’s executive and financial experience.
		58	2015
Patricia H. Mueller
Management consultant since 2016; Member of the Board of Directors, Dave & Buster’s Entertainment, Inc. since 2015 (also member of the Compensation and Nominating and Corporate Governance (Chair) committees); Chief Marketing Officer and Senior Vice President, Advertising and Marketing at The Home Depot, Inc., from 2011 to 2016 and Vice President, Advertising, from 2009 to 2011; Senior Vice President, Marketing and Advertising, The Sports Authority, Inc. from 2006 to 2009; Vice President, Marketing and Advertising, American Signature, Inc. from 2004 to 2006. Additional executive positions at ShopNBC TV network from 1999 to 2004 included Senior Vice President, TV Sales and Promotions; Senior Vice President, Strategic Development; and Senior Vice President, Marketing and Programming. Ms. Mueller also held prior executive and leadership positions with Montgomery Ward, LLC from 1984 to 1999. The Nominating and Corporate Governance Committee has noted Ms. Mueller’s executive and retail experience.
		59	2020
George P. Orban	Managing partner, Orban Partners, a private investment company, since 1984; Chairman of the Board, Egghead.com, Inc. from 1997 to 2001, Chief Executive Officer from 1997 to 1999. The Nominating and Corporate Governance Committee has noted Mr. Orban’s executive retail experience and his longstanding familiarity with the Company.	76	1982
Larree M. Renda	Member of the Board of Directors, Casey’s General Stores, Inc. since 2014 (also member of the Compensation (Chair) Committee; Member of the Board of Directors, International Speedway Corporation from 2015 to 2019 (also member of the Audit, Compensation (Chair), and Growth and Development committees); Executive Vice President of Safeway Inc. from 1999 to 2015; Member of the Board of Directors, HSBC Finance Corporation and HSBC North America Holdings Inc. from 2001 to 2013 (also member of the Audit and Risk committees). Additional positions held at Safeway Inc. included Executive Vice President, Chief Strategist and Administrative Officer from 2005 to 2010; Executive Vice President, Retail Operations, Human Resources, Public and Government Affairs, Labor Relations, Reengineering, and Communications from 2001 to 2005; Senior Vice President, Corporate Retail Operations and Vice President of Retail Operations from 1994 to 1999; and Vice President, Retail Operations of NorCal Division from 1991 to 1993. Ms. Renda also held retail positions of increasing responsibility for Safeway Inc. from 1974 to 1991. The Nominating and Corporate Governance Committee has noted Ms. Renda’s executive and operational experience.	63	2020

Barbara Rentler
Chief Executive Officer and a member of the Board of Directors since 2014, Vice Chair of the Board since May 2021; President and Chief Merchandising Officer, Ross Dress for Less from 2009 to 2014 and Executive Vice President, Merchandising, from 2006 to 2009; also served at dd’s DISCOUNTS as Executive Vice President and Chief Merchandising Officer from 2005 to 2006 and Senior Vice President and Chief Merchandising Officer from 2004 to 2005. Prior to that, Ms. Rentler held various merchandising positions since joining the Company in 1986. The Nominating and Corporate Governance Committee has noted Ms. Rentler’s extensive executive and merchandising experience with the Company.
		64	2014
Doniel N. Sutton	Chief People Officer, Fastly, Inc. since 2020; Senior Vice President, People at PayPal Holdings, Inc. from 2017 to 2019, Vice President Human Resources from 2014 to 2017, and Senior Director, Human Resources from 2011 to 2014; Vice President, Human Resources, Real Estate and Relocation Services at Prudential Financial, Inc. from 2010 to 2011; Senior Vice President, Human Resources, Home Loan Servicing and Technology, Bank of America Corporation from 2008 to 2010, Vice President, Human Resources, Sales, Service, and Execution from 2005 to 2008, and Senior Human Resources Manager, Transaction Services from 2002 to 2005. Ms. Sutton also held prior human resources leadership roles at Honeywell International Inc. from 1997 to 2002. The Nominating and Corporate Governance Committee has noted Ms. Sutton’s executive and human capital leadership experience.	48	2021
The following table provides information regarding our directors’ diversity information. The diversity information presented below is based on voluntary self-identification responses we received from each nominee.

Board Diversity Matrix (As of April 5, 2022)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	5	0	1
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	5	0	0
Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0
Did Not Disclose Demographic Background	1

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

During fiscal 2021, the Board held five meetings. No incumbent member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable committee meetings held during the year. The Board of Directors has determined that Mses. Garrett, Mueller, Renda, and Sutton, and Messrs. Bjorklund, Bush, Milligan, Orban, and Quesnel are each an independent director under the applicable corporate governance requirements of the NASDAQ Stock Market (“NASDAQ”) listing rules. During the fiscal year, the independent directors held five meetings in executive session without management.

We have standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company’s corporate website, www.rossstores.com in the “Investors” section under “Corporate Governance.” The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors, and business partners. Both of these Codes are also posted on the Company’s website, as are the Company’s Corporate Governance Guidelines adopted by the Nominating and Corporate Governance Committee.

Annual self-evaluations are conducted by the Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, to review and assess their performance and practices.

Board Leadership Structure, Risk Management, and Committees. Our Board has separated the roles of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”). Michael Balmuth served as Executive Chairman of the Board through May 19, 2021, and George P. Orban became the independent Chairman of our Board on May 19, 2021 (immediately following our 2021 Annual Meeting). Barbara Rentler has been in the CEO position since 2014 and has been serving as Vice Chair of the Board since May 19, 2021.

In establishing its leadership structure, our Board seeks to have both strong leadership as a Board and a strong CEO, and to encourage active oversight by the independent directors. Our experience has shown that separation of the roles of Chairman and CEO can contribute to the effectiveness of both. However, for this structure to be most effective, it is key who fills each of these roles, and our Board believes that it is preferable for both people in these roles to have deep industry expertise and organizational familiarity with the Company. Mr. Orban is a long-serving, independent director, with decades of in-depth business knowledge and organizational familiarity with the Company, which makes him well-suited to fill the role of Chairman. Barbara Rentler, our CEO since 2014, has been with the Company since 1986 and has extensive executive and merchandising experience with the Company.

Our Board exercises oversight of our risk management activities, and regularly requests and receives reports from management, including direct presentations and reports made to our Board by officers with responsibility for risk management in various parts of our business. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting and related matters, as well as oversight leadership as to information security and data protection risks, to our Audit Committee. The Audit Committee, along with management, in turn reports to the full Board on such matters as appropriate. As described below under the caption “Additional Information About Our Initiatives Regarding Environmental, Social, and Governance (“ESG”) Matters and Diversity, Equality, and Inclusion (“DE&I”) Matters,” our Board also oversees our approach to addressing ESG matters, including matters related to climate change, DE&I, human capital management, health, safety & environment, and stakeholder relations. In addition, the Audit Committee assists the Board with oversight of our sustainability program and our approach to climate risks.

Audit Committee. The members of the Audit Committee during fiscal 2021 were Mses. Garrett and Renda, and Messrs. Bush (through May 19, 2021), Milligan, and Quesnel (Chair). Each of the members of the Audit Committee is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. The Board has also determined that Mses. Garrett and Renda, and Messrs. Bush, Milligan, and Quesnel are each “financially literate” and that Mr. Quesnel is considered to be an “audit committee financial expert” as that term is defined in rules issued by the SEC. The core functions of the Audit Committee include retaining the Company’s independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them and the related fees, oversight relating to the adequacy of the Company’s accounting and financial controls, reviewing the Company’s critical accounting policies, oversight of the internal audit function, and reviewing and approving certain related party transactions and disclosures. The Audit Committee held nine meetings during fiscal 2021. The functions and activities of the Audit Committee are further described under the heading Board of Directors Audit Committee Report.

The Audit Committee also assists the Board in oversight of the managing of certain Company risks, particularly in the areas of internal controls, financial reporting, the internal audit function, review of related party transactions, information security and data protection (“cybersecurity”), and the Company’s environmental and sustainability efforts, including greenhouse gas reduction initiatives and commitments.

The Audit Committee receives quarterly update reports and engages with our senior management on cybersecurity management and risk topics, including, for example, incident response protocols, associates trainings and awareness, recent Company and industry developments, and our compliance programs and practices (which are evaluated through various internal and third-party audits and assessments). The Board receives cybersecurity update reports from the Audit Committee, and also directly from our senior management. The Audit Committee member experience includes background in Information Security.

Compensation Committee. The members of the Compensation Committee during fiscal 2021 were Mses. Mueller and Sutton (since May 19, 2021), and Messrs. Bjorklund, Bush (since May 19, 2021), and Mr. Orban (through May 19, 2021), each of whom is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. During fiscal 2021, Mr. Orban (through May 19, 2021) and Mr. Bjorklund (since May 19, 2021) served as Chair of the Compensation Committee. This committee held eleven meetings during fiscal 2021. The Compensation Committee serves to carry out the responsibilities of the Board relating to determining the compensation of the Company’s executives, including the compensation of our CEO. This committee oversees and administers the policies and plans that govern the cash, equity, and incentive compensation of executive officers and non-employee directors of the Company. This committee is also responsible for establishing and administering the terms, criteria, and size of equity compensation grants under the Company’s Equity Incentive Plan and cash bonuses under the Incentive Compensation Plan, including establishing and certifying the attainment of the performance goals it sets for those compensation plans, and administering the Company’s Employee Stock Purchase Plan, 401(k) Plan, Non-Qualified Deferred Compensation Plan, and Health and Welfare Plans. This committee is also tasked with assisting the Board in succession planning and development and retention of senior management talent, and helping to ensure leadership continuity and organizational strength to achieve the Company’s short- and long-term goals.

As discussed in the Compensation Discussion and Analysis, the third-party consultant retained by the Compensation Committee during fiscal 2021 to provide market data and advice on executive compensation matters was Exequity, LLP, which was retained only after assessing their independence under the criteria provided in the applicable corporate governance requirements of the NASDAQ listing rules.

After review by the Compensation Committee and management regarding the Company’s compensation policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal 2021 were Mses. Garrett, Mueller, Renda, and Sutton (since May 19, 2021), and Messrs. Bjorklund, Bush, Milligan, Orban, and Quesnel. Each of the members of the Nominating and Corporate Governance Committee is independent as determined under the applicable standards of the NASDAQ listing rules. The Nominating and Corporate Governance Committee considers qualified candidates for nomination for election or appointment to the Board of Directors, and makes recommendations to the full Board concerning such candidates. This committee also assists with Board-level oversight on general matters involving our corporate governance and related policies. This committee held four meetings during fiscal 2021. During fiscal 2021, Mr. Orban (through May 19, 2021) and Ms. Garrett (since May 19, 2021) served as the Chair of the Nominating and Corporate Governance Committee.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence, and skill of candidates for election to our Board of Directors. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible for reviewing and evaluating candidates to fill such vacancy. This committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria listed below:

(i)personal and professional integrity, ethics, and values
(ii)experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance, or other elements relevant to the success of a publicly traded company in today’s business environment
(iii)relevant business experience, at a senior management level, preferably in retail or in a related industry
(iv)experience as a board member of another publicly held company
(v)academic expertise in an area of the Company’s operations
(vi)practical and mature business judgment, including the ability to make independent analytical inquiries
(vii)whether the nominee is “independent” for purposes of SEC rules and corporate governance requirements of the NASDAQ listing rules applicable to the Company
(viii)potential conflicts of interest
(ix)other qualifications and characteristics the Nominating and Corporate Governance Committee
believes are pertinent

The Nominating and Corporate Governance Committee seeks to promote a well-rounded Board, with a balance and diversity of skills and experience appropriate for the Company’s business. The Company also seeks to promote diversity, including gender and racial/ethnic diversity, within the Company and in the corporate boardroom. In the event that the Nominating and Corporate Governance Committee determines to recruit candidates as nominees to join the Board from outside the Company, the initial candidate pool will include qualified female and racially/ethnically diverse candidates and any third-party search firms will be instructed to include such candidates. Our ten nominees for election at the Annual Meeting include five female directors and one racially/ethnically diverse director.

In considering candidates, the Nominating and Corporate Governance Committee evaluates qualified candidates for nomination to fill open seats on the Board of Directors and makes a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based on the same criteria that apply to candidates identified by a committee member. There are no specific, minimum qualifications formulated by the Nominating and Corporate Governance Committee that must be met by a potential nominee. The Nominating and Corporate Governance Committee believes that it is desirable for a majority of our directors to satisfy the definition of independence for purposes of the applicable corporate governance requirements of the NASDAQ listing rules, and for at least one director to possess the attributes necessary to be an “audit committee financial expert.”

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to us at our principal executive offices, addressed to the attention of the Nominating and Corporate Governance Committee, so that it is received no later than 120 calendar days before the one year anniversary of the mailing date of our prior year’s Proxy Statement sent to stockholders. For the next Annual Meeting, the timely submission of such a recommendation must be received by December 6, 2022. A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Bylaws Provide for “Proxy Access”

The Company’s Bylaws provide that eligible stockholders may have their director nominations included in the Company’s Proxy Statement, through a process commonly referred to as “Proxy Access.” Under the Company’s Bylaws, a stockholder or a group of up to 20 stockholders that has continuously owned for at least three years, 3% or more of the Company’s common stock, may nominate and include in the Company’s proxy materials for an annual meeting of stockholders, up to the greater of two directors or 20% of the total number of directors serving on the Board, provided that such stockholder(s) and nominee(s) also meet the timely notice and other requirements set forth in the Company’s Bylaws.

Bylaws Provide Majority Voting Standard for Director Elections

The Company’s Bylaws provide for a majority voting standard with respect to uncontested elections of directors. Under our current Bylaws, any director nominee in an uncontested election who receives more votes against election than votes in favor of election is not elected. In addition, any incumbent director who fails to receive such majority approval from the stockholders must tender an offer of resignation to the Board within 14 days following certification of the stockholder vote. The Board then has authority to determine whether or not to accept the director’s offer of resignation. The Bylaws provide that the Nominating and Corporate Governance Committee (or another committee designated by the Board) will consider what action should be taken with respect to such offers of resignation, and will make a recommendation to the Board within 60 days following the certification of the stockholder vote. The Bylaws also provide that the Board is required to take action on the matter within 90 days following certification of the stockholder vote. Both the reviewing committee and the Board are authorized to consider all factors they believe to be relevant in determining whether or not to accept any resignation. Within five business days after reaching its decision, the Board is required to publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568. Communications from stockholders addressed to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are deemed abusive, repetitive, in poor taste, or that present safety or security concerns may be handled differently. The Corporate Secretary may, at his or her discretion, not forward correspondence that is primarily commercial in nature or relating to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meeting

We typically schedule a Board meeting in conjunction with the Annual Meeting. We expect, but do not require, that all directors attend the Annual Meeting, absent a valid reason such as an unavoidable scheduling conflict. All of the current members of the Board of Directors attended the 2021 Annual Meeting.

Additional Information About Our Initiatives Regarding Environmental, Social, and Governance (“ESG”) Matters and Diversity, Equality, and Inclusion (“DE&I”) Matters

As noted above, our Board oversees the Company’s approach to ESG matters, including matters related to climate change, DE&I, human capital management, health, safety & environment, and stakeholder relations, with oversight assistance led by the Audit Committee relating to the Company’s environmental, sustainability, and climate risk efforts.

With respect to environmental and social matters, we publish information regarding our initiatives and environmental targets on the Company’s website, including in our Corporate Social Responsibility (“CSR”) report. Our 2020 CSR report, which covers our CSR efforts and achievements during fiscal year 2020 focuses on four pillars of our program: 1) Empowering Our Associates; 2) Supporting Our Communities; 3) Operating Sustainably; and 4) Conducting Business Ethically. Our CSR report is informed by several frameworks, including the Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB), and the Task Force on Climate-Related Financial Disclosures (TCFD).

As indicated in our 2020 CSR report, we have also established an internal Environmental Sustainability Steering Committee (“ESSC”), which is comprised of senior leaders from across our Company. The ESSC assists with identifying and managing risks and opportunities associated with climate change, informing and endorsing GHG emissions and waste reduction strategies, and identifying and supporting projects in pursuit of achieving those strategies. The ESSC also provides input to a dedicated Sustainability team and helps align the program with the overall business strategy. As mentioned above, our management provides regular updates to the Audit Committee regarding the Company’s environmental and sustainability efforts and the status of our initiatives. Furthermore, we respond annually to the CDP Climate Change Questionnaire to disclose our climate management efforts.

Our 2020 CSR report also highlights some of our efforts relating to DE&I matters. We have established an Office of DE&I, currently with two leadership bodies: the DE&I Steering Committee and the DE&I Council. The DE&I Steering Committee is co-chaired by our Chief Executive Officer and Chief Operating Officer and comprised of senior executives from across the Company. The DE&I Council is composed of cross-functional senior leaders who are responsible for developing functional action plans that support our DE&I vision and objectives. The Board is updated by management regarding the Company’s DE&I efforts and the status of our initiatives.

More information on our ESG programs and our commitments can be found in our current CSR report available at https://corp.rossstores.com/responsibility/.

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation earned by all persons serving on our Board of Directors for their services during fiscal 2021:

Director Compensation (Fiscal 2021)
Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total Compensation
Michael Balmuth* †	$—	$—	$—	$—
K. Gunnar Bjorklund	$109,500	$160,054	$—	$269,554
Michael J. Bush	$99,000	$160,054	$—	$259,054
Norman A. Ferber* †	$—	$—	$2,235,302	$2,235,302
Sharon D. Garrett	$111,000	$160,054	$—	$271,054
Michael Hartshorn*	$—	$—	$—	$—
Stephen D. Milligan	$101,000	$160,054	$—	$261,054
Patricia H. Mueller	$97,000	$160,054	$—	$257,054
George P. Orban	$156,000	$280,063	$—	$436,063
Gregory L. Quesnel	$145,000	$160,054	$—	$305,054
Larree M. Renda	$101,000	$160,054	$—	$261,054
Barbara Rentler*	$—	$—	$—	$—
Doniel N. Sutton	$69,750	$270,024	$—	$339,774

*    In fiscal 2021, Mr. Balmuth, Mr. Ferber, Mr. Hartshorn, and Ms. Rentler did not receive any separate compensation for their service as members of the Board. Information regarding compensation for Mr. Balmuth, Mr. Hartshorn, and Ms. Rentler is reflected in the “Summary Compensation Table” and accompanying discussion. See footnote 2 below for information regarding compensation for Mr. Ferber.

†   Mr. Balmuth and Mr. Ferber did not stand for re-election at the Annual Meeting held on May 19, 2021. Mr. Balmuth also ended his service as an executive officer at that time; he continues to be an employee of the Company, serving as a Strategic Advisor from June 1, 2021 through May 31, 2022. The unvested restricted stock held by Mr. Ferber from awards he received for his board service in the three prior years were granted accelerated vesting in connection with the end of his service as a director, resulting in an incremental compensation charge of $272,500.

(1)   In fiscal 2021, continuing directors were awarded an annual equity retainer fee in shares of restricted common stock in an amount with a value of $160,000. In March 2021, Ms. Sutton joined the Board and was awarded an initial retainer in shares of restricted stock with a value of $270,000. On May 19, 2021, Mr. Orban was elected Chairman of the Board and awarded an additional equity retainer fee for shares of restricted stock with a value of $120,000. The number of shares awarded is determined by dividing the target grant value by the closing price of Ross Stores, Inc. common stock as reported on the NASDAQ Stock Market on the date of grant and rounding up to the next whole share. For fiscal 2021, the amount shown for Mr. Orban reflects restricted stock awards of 2,238 shares granted on May 19, 2021; the amounts shown for Mses. Garrett, Mueller, and Renda, and for Messrs. Bjorklund, Bush, Milligan, and Quesnel, reflect a restricted stock award of 1,279 shares granted on May 19, 2021; and the amount shown for Ms. Sutton reflects a restricted stock award of 2,234 shares granted on March 11, 2021. The outstanding equity awards held at fiscal year-end by non-employee directors and that remain subject to vesting were as follows:
a.Mr. Bjorklund: 2,999 shares of the Company’s common stock.
b.Mr. Bush: 2,999 shares of the Company’s common stock.
c.Ms. Garrett: 2,999 shares of the Company’s common stock.
d.Mr. Milligan: 2,999 shares of the Company’s common stock.
e.Ms. Mueller: 3,105 shares of the Company’s common stock.
f.Mr. Orban: 3,958 shares of the Company’s common stock.
g.Mr. Quesnel: 2,999 shares of the Company’s common stock.
h.Ms. Renda: 3,105 shares of the Company’s common stock.
i.Ms. Sutton: 2,234 shares of the Company’s common stock.

(2)  All Other Compensation for Mr. Ferber consists primarily of amounts paid pursuant to his current Consultancy Agreement and Retirement Benefits Package Agreement, as further described below under the caption “Other Compensation.” The amount shown is for the entire fiscal year (including the portion of the year after Mr. Ferber’s directorship ended) and is comprised of fiscal 2021 consulting fees of $1,816,667; benefits valued at $164,187 paid under the terms of the Retirement Benefits Package Agreement (which includes executive medical, dental, vision, and mental health insurance, health advisory services, group life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, estate planning, expense reimbursements, and certain “matching contributions” (as that term is defined in the agreement); income tax gross-up payments of $90,402; and administrative support (inclusive of benefits) valued at $164,046).

As noted in the “All Other Compensation (Perquisites) for Fiscal 2021” table and discussion, occasionally directors and family members of executive officers and directors may join executives on Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table.

Standard Fee Arrangements and Restricted Stock Grant Formula

The Compensation Committee reviews and determines the value of director cash retainer fees on an annual basis. In fiscal 2021, directors who were not officers or employees of the Company (“non-employee directors”) received an annual cash retainer of $85,000 (paid quarterly). Audit Committee and Compensation Committee members also received annual cash retainers of $16,000 and $12,000, respectively (paid quarterly). The chairs of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee (since May 19, 2021) received annual cash retainers of $60,000, $37,000, and $20,000 respectively (paid quarterly).

Through May 19, 2021, Mr. Orban also concurrently served as Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee, receiving an annual retainer of $25,000 (paid quarterly) for that role. Starting May 19, 2021, Ms. Garrett began serving as the Chair of the Nominating and Corporate Governance Committee, receiving an annual cash retainer of $20,000 (paid quarterly) and Mr. Orban began serving as the Chairman of the Board, receiving an annual cash retainer of $80,000 (paid quarterly).

The Compensation Committee determines the value and form of director equity awards on an annual basis, including any equity awards for newly-appointed, non-employee directors. The practice is to grant annual awards on the date of the annual stockholders’ meeting. In fiscal 2021, the non-employee directors were awarded an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $160,000. Starting May 19, 2021, the Chairman of the Board (Mr. Orban) was awarded an additional annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $120,000. These equity awards vest in equal annual installments over a three-year period. Under the 2017 Equity Incentive Plan, the aggregate grant date fair value of all awards granted during any fiscal year to any Non-Employee Director shall not exceed one million dollars ($1,000,000).

Other Compensation

Norman Ferber served as a member of our Board of Directors from 1987 until 2021. He did not stand for re-election at the Annual Meeting held on May 19, 2021. The amount shown in the table above in the “All Other Compensation” column for Mr. Ferber reflects compensation he received as a strategic advisor during fiscal 2021 (including the portion of the year after Mr. Ferber’s role as a Board member ended). Beyond his role as a director, Mr. Ferber has provided significant additional services to the Company as an ongoing strategic consultant to our senior management team, pursuant to an Independent Contractor Consultancy Agreement (“Consultancy Agreement”) that currently has a term ending on May 31, 2022 (“Consultancy Termination Date”). The level of activity and types of responsibilities in which Mr. Ferber engages go far beyond those typical for a Board member.

Off-price retail is a highly specialized part of the broader retail industry. For consistent success in this business, judgment counts and experience matters. Mr. Ferber has significant, non-transferable expertise and skills relating to the key success factors in this distinct field. In his more than 40 years in off-price retail, Mr. Ferber has played a central role in the development and evolution of the sector, and has developed a unique understanding of the off-price retail business model, customer, vendor and supply dynamics, real estate strategies, and other aspects of this special area of retail. In addition, Mr. Ferber has nearly four decades of experience with our Company, not only as our former Chief Executive Officer and Chairman of the Board, but also through prior executive roles in merchandising, marketing, and distribution. As a result, Mr. Ferber has special knowledge and insight regarding our

Company’s business model, strategies, personnel, opportunities, and challenges. This unique expertise and set of competencies cannot be replicated through existing personnel or external consultants.

Mr. Ferber’s consulting services include attending meetings, participation in group conference calls, discussions with key senior executives, interviewing and reference-checking of candidates, preparation and review of documents, and analysis and input regarding the Company’s strategies, performance, trends, and other issues. Those services are in addition to his role and oversight as a member of the Board.

Examples of specific activities Mr. Ferber conducted during fiscal 2021 under his consulting arrangement include:

•Providing ongoing strategic input and advice to our senior leadership team on retail trends and business opportunities and challenges.
•Advising and assisting the Company in responding to and navigating the COVID-19 pandemic.
•Working with the Company’s Chairman, CEO, COO, CFO, and other senior executives on developing and updating the Company’s long-term strategic growth plans.
•Working directly with the Chairman, CEO, COO, CFO, and other senior executives to assess performance across and within merchandise areas, and helping to identify and develop potential solutions to address key merchandise opportunities and challenges.
•Advising the CEO, COO, and CFO regarding general business matters, as well as on specific competitive issues and opportunities, business challenges, and decisions.
•Serving as a member of our Real Estate Committee, which provides oversight over the development, purchase, ownership and/or leasing of all real property, including review and approval of new Ross Dress for Less and dd’s DISCOUNTS store locations and lease terms.
•Playing a significant advisory role in investor communications, including review and feedback relating to written materials and preparation for each quarterly earnings release and conference call.
•Playing an important role in the assessment and development of updates to the Company’s long-term succession planning relating to our key leadership roles, including specific executive personnel recommendations.
•Assisting with the ongoing development of key executives.

Mr. Ferber’s Consultancy Agreement provides for Mr. Ferber to receive a consulting fee of $2,250,000 annually from May 31, 2020 through May 31, 2021, and a fee of $1,600,000 annually from June 1, 2021 through May 31, 2022, paid in monthly installments. The Consultancy Agreement provides for the Company to pay the aggregate premium payments on a life insurance policy through the Consultancy Termination Date for Mr. Ferber with a death benefit of $2,000,000. In addition to the payment of such premiums, the Company pays Mr. Ferber a tax gross-up amount to reimburse him for any taxes imposed as a result of such premium payments by the Company. In addition, the Company has agreed to provide administrative support for Mr. Ferber while he remains a consultant through May 31, 2022.
The Company also has a Retirement Benefits Package Agreement (“Benefits Agreement”) with Mr. Ferber. The Benefits Agreement provides that Mr. Ferber and his spouse are entitled to continue to participate (at no cost to them) in the following Ross employee benefit plans during their lifetimes: executive medical, dental, vision, and mental health insurance; health advisory services; group life insurance; accidental death and dismemberment insurance; business travel insurance; group excess personal liability; and to receive a contribution to Mr. Ferber’s 401(k) account (or payment of an equivalent amount). The medical, dental, and vision benefits will be provided at the greater of the level of coverage provided to Mr. Ferber in 2012 or the level of coverage provided to our CEO. Until Mr. Ferber’s death, he will also be reimbursed (grossed-up for taxes) for estate planning fees or expenses incurred by Mr. Ferber up to the maximum annual reimbursement equal to that provided to our CEO (but not less than $20,000). Mr. Ferber will also be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees.
Under the Benefits Agreement, on termination of Mr. Ferber’s consultancy with the Company (other than upon Mr. Ferber’s death) the Company will pay Mr. Ferber $75,000 per year for a period of 10 years.

If Mr. Ferber is terminated prior to the Consultancy Termination Date for any reason (except by reason of death), he will continue to be paid his annual fee through the 90th day following delivery of notice of such termination. If there is a change in control of the Company, Mr. Ferber will be entitled to continued payment of his then-current consulting fee through the Consultancy Termination Date or any extension thereof. If Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 (and will be reimbursed for any excise taxes imposed by Section 4999 of the Internal Revenue Code) upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof.

PROPOSAL 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on the compensation of our Named Executive Officers (“NEOs”) as described in this Proxy Statement. This annual proposal, commonly known as a “Say on Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program.

Board of Directors’ Recommendation and Vote Required

Our executive compensation program has been designed to align our executive officers’ compensation with the short- and long-term strategic goals of the Company and the interests of our stockholders, recognize individual performance and contributions, and assist us in attracting, motivating, and retaining a strong leadership team. The underlying philosophy of our program has not significantly changed since 1982. We believe that it has been a key reason historically that we have been able to recruit and retain outstanding executives, and achieve exceptional rates of stockholder return over long time horizons. Maintaining management stability and retaining smart people who know our business are critical to our success. Our NEOs have an average tenure of over 18 years. Over the last 10 years, our average annual total shareholder return has been 14%, and our average annual rate of return on equity has been 42%. We have also returned $7.0 billion to stockholders through annual share repurchases during that time.

At last year’s Annual Meeting, our stockholders voted more than 83% in favor of the advisory approval of the compensation of last year’s NEOs. We believe our executive compensation program continues to be effective.

A substantial majority of the compensation awarded to our NEOs, or realizable by them, is linked to Company performance and to the value of our common shares. Base salaries account for approximately 15% of our NEOs’ total compensation.

As further described below under the heading “Executive Compensation - Compensation Discussion and Analysis,” which we encourage you to review, highlights of our executive compensation program include the following:

•Annual Cash Incentive: This portion of compensation is completely at risk due to the performance-based structure of our Incentive Compensation Plan. The amount of the annual bonus awards paid under our Incentive Compensation Plan can vary significantly based on the Company’s degree of success in the achievement of annual Company performance goals and targets established in advance by our Compensation Committee.

•Performance Share Awards: Unlike the Incentive Compensation Plan, which pays cash bonuses entirely on an annual basis, a significant portion of the performance shares, once earned based on performance achieved in a given year, are then subject to further vesting based on continued service to the Company over a further two-year period. We believe this framework encourages executive retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

•Restricted Stock Awards: Restricted stock awards granted to our NEOs are structured to vest in large increments in future years after grant, and generally cliff vest over four to five years of service. We believe that the value of these awards and their extended vesting periods provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long term. We believe these long-term equity awards are extremely important to aligning the financial interests of our NEOs with those of our stockholders, and they expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. Our use of full value awards is also intended to manage overall compensation expense and to mitigate the impact of dilution under the Company’s equity plans.

The Board and Compensation Committee believe that our executive compensation program is well-designed, appropriately aligns the compensation of our NEOs with our performance objectives, and incentivizes strong individual performance. Accordingly, the Board recommends that our stockholders vote in favor of the following resolution at the 2022 Annual Meeting of Stockholders:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Ross Stores, Inc. NEOs, as disclosed in the Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Although this vote is advisory and is not binding on the Board, the Compensation Committee, or the Company, we value the input and views of our stockholders. The Compensation Committee will review the outcome of the vote when considering future executive compensation policies and decisions.

This proposal to approve our executive compensation, on an advisory basis, will be approved if the number of shares voted FOR exceeds the number of shares voted AGAINST. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of our executive compensation.

PROPOSAL 3
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending January 28, 2023. We do not anticipate that any representative of Deloitte will be present at the virtual Annual Meeting or available to respond to questions or to make any statement.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of common stock present or represented by proxy at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection of Deloitte is ratified by our stockholders, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls, and the independence and performance of both its internal auditors and independent auditors. The Audit Committee is also responsible for the selection and engagement of the Company’s independent auditors. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted and approved by the Board of Directors. This charter is available on the Company’s website, www.rossstores.com, under “Corporate Governance,” in the “Investors” section. Each Committee member is independent as defined by the applicable corporate governance requirements of the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held nine meetings during fiscal 2021. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors, and the Company’s independent registered public accounting firm, Deloitte. We discussed with representatives of the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. We met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 29, 2022 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under standards published by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and other required communications with audit committees.

In addition, the Audit Committee discussed with Deloitte their independence from management and the Company, including matters in the written disclosures required by PCAOB Ethics and Independence Rule 3526 (“Communications with Audit Committees Concerning Independence”). When considering Deloitte’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended January 29, 2022 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023, and are requesting that our stockholders ratify this appointment.

Summary of Audit, Audit-Related, Tax, and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chair to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate billings by Deloitte for professional services to the Company rendered during fiscal 2021 and 2020.

Fees	Fiscal Year 2021	Fiscal Year 2020
Audit Fees	$1,765,000	$2,020,000
Audit-Related Fees	133,000	127,000
Tax Fees
Tax Compliance Fees	105,000	98,000
Other Tax Services	207,000	465,000
All Other Fees	—	—
Total Fees	$2,210,000	$2,710,000

Audit Fees in fiscal 2021 and 2020 included fees related to the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q, and Sarbanes-Oxley compliance services. Audit-Related Fees were for consultation on accounting standards or transactions, and audits of employee benefit plans. Tax Fees were for tax-related services, consisting of compliance services (i.e., review of the Company’s tax returns and other tax compliance matters) and other tax services. All of the services reflected in the table were pre-approved by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

Gregory L. Quesnel, Chair
Sharon D. Garrett
Stephen D. Milligan
Larree M. Renda

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We operate two brands in the competitive off-price apparel and home goods sector -- Ross Dress for Less, the largest off-price apparel and home fashion chain in the United States, and dd’s DISCOUNTS. To effectively compete in this environment, we need to attract and retain an executive leadership team with the necessary expertise and experience to successfully execute our off-price strategies in all facets of our operations. Maintaining management stability and retaining smart people who know our business are critical to our success. Our NEOs have an average tenure with our company of over 18 years. Over the last 10 years, our average annual total shareholder return has been 14%, and our average annual rate of return on equity has been 42%. We have also returned $7.0 billion to stockholders through annual share repurchases during that time.

Our philosophy and approach to executive compensation have been consistent for many years and serve to align executive interests with those of our stockholders. Key design features that reinforce this alignment with stockholder interests include:

Our compensation programs pay for performance and emphasize “at-risk” pay over fixed pay, with more than 50% of the NEOs’ average compensation opportunity tied to Company performance.

In addition to at-risk pay components, approximately 29% of the NEOs’ pay, on average, is in the form of restricted share grants which generally vest over five years, providing a strong link between realized pay and the long-term share price, and long-term Company performance to the extent that it is reflected in the share price, while at the same time producing strong incentives for executive retention.

Other noteworthy governance policies include:

We have meaningful stock ownership guidelines for Executive Officers and non-employee Directors, and our policies preclude hedging and pledging for all Insiders.

We limit accelerated vesting upon a change in control to situations where the executive is involuntarily terminated or terminates for good reason.

We do not provide NEOs with tax gross-ups on perquisites or payments related to a change in control.

The Compensation Committee formally evaluates risks in our Compensation Plans each year.

We believe that our compensation practices, along with our strong history of financial performance and shareholder returns, have been key contributors to the consistently strong levels of shareholder support for our say on pay proposals each year since say on pay voting was implemented in 2011.

Compensation Philosophy and Objectives

We believe in strongly aligning executive compensation with stockholder interests by linking significant elements of the compensation package directly to stock value. Retention is also an important objective of our programs, as we believe that the Company’s growth and improvements in year-over-year performance are directly related to the consistent, sustained efforts of our executive leadership team. Our executive compensation program is designed to:

•Attract, retain, and motivate a strong executive leadership team to create and sustain our business success in the competitive off-price apparel and home goods market.

•Reinforce our high-performance culture and values through programs focused on clarity and accountability, that are also levered to deliver above-market compensation opportunities for superior performance and results.

•Create alignment of interests between the executive leadership team and stockholders, with a focus on longer-term stockholder value creation.

•Differentiate executive pay to recognize critical skills, contributions, and the current and future potential impact on the organization’s success.

We achieve these objectives through a balanced combination of the following three primary components of our compensation programs:
•Base Salary: A fixed cash compensation amount that is competitive within the markets in which we compete for executive talent. Base salaries account for approximately 15% of our NEOs’ total compensation.

•Annual Cash Incentive Program: An annual cash incentive bonus plan (the Incentive Compensation Plan, or “ICP”) with payout levels based on degree of achievement of annual Company performance goals. The Incentive Compensation Plan is designed to focus the entire executive leadership team on shared annual Company performance goals.

•Long-Term Equity Incentives: The greatest emphasis among the three components is placed on longer-term incentives, in order to focus and align our executive leadership team upon achievement of increased long-term stockholder value. Equity-based compensation takes two forms -- performance share awards and restricted stock awards, which are subject to performance-based and/or time-based vesting requirements.

We do not provide pensions or supplemental retirement plans, and we do not match any contributions under our deferred compensation plan.

The Ongoing Impact of COVID-19 on Fiscal 2021

Fiscal 2021 again proved to be challenging and unpredictable, as global markets continued to deal with the uncertainties and business volatility stemming from the COVID-19 pandemic. And while the Company had been slowly recovering from the significant impact of the extended closure of operations in the spring of 2020, there remained continued headwinds from ongoing waves of the pandemic, and limited visibility into what the pace and magnitude of an economic recovery would look like for the full year.

Like many companies, we went into 2021 setting operating plans, budgets, and performance goals using a cautiously optimistic, yet balanced approach -- expecting some improvements, in part resulting from government stimulus payments, vaccine distribution and rollouts, easing of COVID-19 restrictions, and pent-up consumer demand, but with concern that potential improvements in sales were being offset by the potential spread of COVID-19 variants, COVID-19 related supply chain congestion and disruptions, and broad labor shortages and other COVID-19 related expenses. In fiscal 2021, we also saw the need to take aggressive compensation actions in an effort to retain essential associates working in our Distribution Centers and Stores and to preserve key staff; specifically, we increased wages for associates working in the Distribution Centers, and paid Appreciation Bonuses to eligible Store and Distribution Center associates.

With this backdrop, the Compensation Committee viewed fiscal 2021 as a “transition year” and adopted a “hybrid” approach for setting goals and assessing performance-based compensation under the ICP and our performance share awards, using a 50% weighting of the levels of achievement of an established full-year target for adjusted pre-tax earnings (quantitative) and a 50% weighting of the 2021 Key Business Priorities (qualitative). This approach was established to continue to place strong focus on efficient, controlled, and safe operations, while also resuming our longer-term focus on profitable growth, and reinforcing a continued need to execute on strategic priorities and to lead the Company through the economic disruption caused by the pandemic. (This 50% quantitative/50% qualitative transition approach was intended as a temporary measure for fiscal 2021. For fiscal 2022, we anticipate a return to a 100% formula-driven, financial performance goal, consistent with our pre-pandemic approach to performance-based compensation.)

Despite the considerable macroeconomic headwinds from COVID-19, our senior management team led the Company to achieve significantly improved financial and operational results in 2021, demonstrating an ability to execute well under volatile market conditions. By the end of 2021, sales and profitability significantly exceeded our budgeted expectations, as consumers responded favorably to our broad assortment of great bargains. Although our robust sales gains were partially offset by ongoing headwinds from higher freight, wage, and other COVID-19 related costs, as well as by the worsening industry-wide supply chain congestion, our financial results were significantly better than expected versus budget.

The Company’s fiscal 2021 performance goals and the assessment of our performance against these goals are further discussed on pages 25 through 30.

Oversight of the Executive Compensation Program

The Compensation Committee

The Compensation Committee (the “Committee”) serves to carry out the responsibilities of the Board related to establishing compensation for our executive officers, including the compensation of our CEO. For fiscal 2021, the Committee was comprised of four independent directors, K. Gunnar Bjorklund (Chair), Michael J. Bush (as of May 19, 2021), Patricia H. Mueller, and Doniel N. Sutton (as of May 19, 2021). All Committee members met the independence standards under the corporate governance requirements of the NASDAQ listing rules and under the applicable SEC rules relating to the grant of equity compensation. The Committee operates under a written charter which the Committee reviews annually and is approved by the full Board of Directors.

Consultants and Advisors

The Committee has the sole discretion and authority under its Charter to retain and terminate consultants or advisors to assist the Committee in its work. For fiscal 2021, the Committee retained an independent compensation consulting firm, Exequity, LLP (the “Consultant”) to assist the Committee in its review of executive and CEO compensation levels, structure, and strategy. The Consultant attended select meetings at the invitation of the Committee, assisted the Committee with analyzing competitive peer company market data and other relevant information relating to the Company’s compensation programs, and reported to the Committee in regard to market trends and technical developments. In addition, members of our management team keep abreast of developments in compensation and benefits matters, and participate in the gathering and presentation of information and data related to these matters as requested by the Committee.

Role of Management and CEO in the Compensation Process

Our CEO provides compensation recommendations regarding each NEO, other than for herself and for Mr. Balmuth (our prior Executive Chairman, who now serves as Strategic Advisor), to the Committee each year. The Committee reviews each element of compensation for each NEO.

Our CEO is not involved in the process for setting her own compensation. The Committee establishes the CEO’s compensation based on a thorough review of the CEO’s performance that includes: (i) an objective assessment against agreed-upon metrics set by the Committee; (ii) an analysis showing past compensation and projected future compensation; and (iii) a self-evaluation by the CEO that the Committee discusses with the independent directors and that is based on the annual statement of CEO objectives prepared at the beginning of the fiscal year. The CEO’s compensation package is reviewed annually by the Committee, which then presents its report and recommendation to the other independent directors for review and comment. After this process, the Committee then makes the final determinations on compensation for the CEO.

Comparative Framework

Peer group data are among a number of factors considered in determining compensation levels and packages for our NEOs. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. Although the Committee considers the compensation practices of peer companies, it does not make any determinations or changes in compensation in reaction to that market data alone and does not target compensation to a specific point or range within any peer group. In addition to reviewing their compensation practices, the Committee also evaluates the financial and operating performance of the peer group companies over one-, three-, five-, and ten-year time frames to gauge the Company’s comparative performance with a clear focus on the longer term.

The Committee annually reviews the companies included in the peer group and may change peer group composition as it deems appropriate. For fiscal 2021, these peer group companies consisted of:

Bath & Body Works*	Bed Bath & Beyond Inc.	Best Buy Co., Inc.	Burlington Stores, Inc.
Dick’s Sporting Goods, Inc.	Dollar General Corporation	Dollar Tree, Inc.	Foot Locker, Inc.
The Gap, Inc.	Kohl’s Corporation	Macy’s, Inc.	Nordstrom, Inc.
PVH Corp.	The TJX Companies, Inc.	Ulta Beauty, Inc.	V.F. Corporation
Williams-Sonoma, Inc.
*Formerly known as L Brands, Inc.

The peer companies considered most relevant can vary for each of the executive positions.

Setting Performance Metrics for Incentive Compensation

Each year, the Committee reviews and establishes the annual performance metrics to be used for the Incentive Compensation Plan and for the performance share award component of our long-term equity incentive program, both of which are described in more detail below. While the business challenges created by the pandemic have necessitated exceptions and some flexibility, the philosophy embraced by the Committee has not changed significantly since 1982 - it emphasizes consistency, simplicity, objectivity, and alignment across the executive leadership team.

As described above under the caption “The Ongoing Impact of COVID-19 on Fiscal 2021,” for fiscal 2021, the Committee approved a hybrid approach that combined use of an established adjusted pre-tax earnings goal and Key Business Priorities as the performance metrics to be used for both the Incentive Compensation Plan and performance share awards. The Committee again chose to establish the same performance metrics for both short- and long-term incentive compensation components because it believes the selected 2021 performance goals would focus the executive leadership team on the appropriate imperatives needed in the current environment.

The Committee selected adjusted pre-tax earnings as the quantitative measure as a transition back toward normal goal setting and because the Committee believes that measure is the key driver of stockholder value in the Company’s business. The 2021 Key Business Priorities were selected as a qualitative measure to continue the Company’s focus on critical actions necessary to sustain the business through uncertain conditions and to position the Company to thrive in a post-pandemic environment. These two performance metrics were equally weighted as determinants of performance for fiscal 2021.

“Adjusted pre-tax earnings” is defined as the earnings before taxes as reported in the Company’s consolidated statement of earnings for the fiscal year coinciding with the performance period, adjusted to exclude the reduction in earnings resulting from the accrual of compensation expense for annual incentive awards and performance share awards granted with respect to the performance period. The adjusted pre-tax earnings target is determined annually and in a manner consistent with the Company’s five-year planning process, its annual budget process, and its long-term earnings per share growth objectives.

Quantitative (50%): Pre-tax Earnings Goals

In setting goals for fiscal 2021, the Compensation Committee considered the ongoing impact of COVID-19 on normal store operations, as well as on scheduled new store openings. In addition, the Committee considered pre-tax earnings goals using the same approach for budget setting -- setting targets relative to the Company’s actual performance for fiscal 2019 (because that was a more relevant basis for comparison than fiscal 2020).

For fiscal 2021, the performance levels for adjusted pre-tax earnings targets and corresponding incentive awards were set as follows:

Adjusted Pre-tax Earnings	Percent of Earnings Target	Performance Level Achieved
--	<85%	—%
$1,410,655,962	85%	50.00%
$1,493,635,725	90%	66.70%
$1,576,615,487	95%	83.33%
$1,659,595,250	100%	100.00%
$1,742,575,012	105%	140.00%
$1,825,554,775	110%	165.00%
$1,908,534,537	115%	185.00%
$1,991,514,300	120%	200.00%

The payout amounts shown above are linear between the points.

Qualitative (50%): 2021 Key Business Priorities

The continuing impact of the COVID-19 pandemic required management’s ongoing focus on effectively and flexibly managing the business and protecting the interests of shareholders, associates, customers, and the communities in which we operate, in the safest and most efficient ways possible. To this end, for fiscal 2021, the Compensation Committee again established Key Business Priorities to help ensure that the incentive plans would continue to provide meaningful award opportunities, while maintaining an appropriate level of risk.

For fiscal 2021, the Key Business Priorities included:

•Preserving cash liquidity and cautiously managing all aspects of the business in an uncertain economic environment
•Balancing the need to drive comparable store sales with managing inventory conservatively
•Operating the business efficiently and safely during the different phases of the pandemic
•Complying with applicable local, state, and federal COVID-related safety requirements
•Taking actions to ensure we are positioned for future success

Components of the Executive Compensation Program

Base Salary

NEO base salaries are reviewed on an annual basis, and at the time of a contract renewal, promotion, or other change in responsibilities. Base salaries for executives are determined after considering the following factors: experience, expertise, expected future contributions, criticality to the Company, individual performance, and the need to be competitive in the market for executive talent.

In early March 2021, the Company conducted its annual salary review cycle for executive officers and the Committee did not award merit increases to the NEOs.

Annual Cash Incentive

The Incentive Compensation Plan (“ICP”) is an annual cash incentive program designed to link a meaningful portion of each NEO’s current cash compensation with the Company’s achievement of annual performance objectives. Having the same goals and incentive program for all officers serves to align the entire executive leadership team. A payout is made after the Company’s performance results for the fiscal year are reviewed and the Committee has assessed the level of performance. This portion of executive compensation is completely at risk.

As previously discussed, due to the continued uncertainty in the external environment and the particular business challenges caused by the ongoing COVID-19 pandemic, for fiscal 2021 the Committee adopted a hybrid approach of combining pre-established adjusted pre-tax earnings target along with a set of 2021 Key Business Priorities as the 2021 performance goals to be used for both the ICP and performance share awards. As it has historically, the Committee selected adjusted pre-tax earnings as the quantitative measure because the Committee believes that measure to be the key driver of stockholder value in the Company’s business; and the Committee decided to include the Key Business Priorities to maintain the focus on operational goals needed to sustain the business through the uncertain times during the pandemic and to position the Company to thrive in a post-pandemic environment.

The ICP target award amounts vary among the executives and are determined based on: (i) annual cash incentive compensation target levels for similar positions at peer companies; and (ii) each executive’s scope of responsibilities, performance, and criticality to the Company.

Quantitative (50%): Adjusted Pre-tax Earnings - Results

For fiscal 2021, the performance level realized for this portion of the ICP award for the NEOs was determined by the actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on May 19, 2021. This portion of the 2021 performance goals is 100% formula driven, based on the Company's actual results compared against the objective target, and the Committee does not make individual or group adjustments based on subjective factors.

In fiscal 2021, the Company achieved a level of adjusted pre-tax earnings above the target, resulting in the performance level of 200%.

Qualitative (50%): 2021 Key Business Priorities - Results

The Compensation Committee met on a quarterly basis during fiscal 2021 to discuss and assess the Company’s performance against the 2021 Key Business Priorities, and ultimately to approve the performance level achieved for this portion of the 2021 ICP award. For fiscal 2021, the performance levels for the Key Business Priorities were as follows:

Achievement of Key Business Priorities	Performance Level Achieved
Far Below Expectations	—%
Minimum Achievement (Threshold)	50.00%
Expected Achievement (Target)	100.00%
Exceed Expectations	140.00%
Materially Exceed Expectations	165.00%
Significantly Exceed Expectations	185.00%
Outstanding Achievement (Maximum)	200.00%

Below are select examples supporting the Compensation Committee’s assessment of the Company’s Significantly Exceeded Expectations against the Key Business Priorities.

Preserving cash liquidity and cautiously managing all aspects of the business in an uncertain economic environment. As a result of our strong performance and favorable outlook, the Board approved restarting our regular quarterly dividends in Q1 and the resumption of our stock buyback program in Q2, much sooner than anticipated. Even after these actions, our year-end cash balance was $4.9B.

The reinstatement of our share repurchase program reflects the current strength of our balance sheet, our confidence in the Company’s ability to generate excess cash after funding our growth and the other capital needs of the business, and our long-standing commitment to enhancing stockholder value and returns.

Balancing the need to drive comparable store sales with managing inventory conservatively. Our annual sales grew 18% vs 2019 levels to $18.9 billion. Comparable store sales compared to 2019 levels were up 13%, despite the COVID-19 surges caused by the Delta and Omicron variants, waning government stimulus, and ongoing supply chain congestion. We achieved this continued very strong comparable store sales increase with average in-store inventories down during the year, resulting in inventory productivity at continued highs.

Operating the business efficiently and safely during the different phases of the pandemic. We increased staffing levels in our stores to support significantly higher traffic and receipt levels. To meet these staffing needs, we ramped up our recruiting efforts, and adjusted wages in certain markets to attract and retain Associates. Given the widespread labor shortages, we also adjusted wages across all distribution centers and paid appreciation bonuses to support staffing needs during the peak holiday selling season. Additionally, the focus of our supply chain team has been to support significantly higher production requirements in a very tight warehouse labor and transportation market, which has led to higher operating costs. While we continue to experience the industry-wide supply chain congestion leading to longer lead times and significantly delayed receipts of goods, we have taken aggressive actions to increase our production and committed freight capacity, and to speed freight throughout our pipeline including procuring additional processing capacity, securing a dedicated vessel to transport freight from Asia, and shifting freight to faster transportation modes.

Complying with applicable local, state, and federal COVID-19 related safety requirements. We have continued to adapt our extensive safety measures to meet or surpass CDC and OSHA requirements as well as local ordinances as they evolve, while responding to the evolving health environment and significantly higher demand in our stores. Given very strong customer demand, we extended store hours as soon as we were able to do so safely, effectively, and consistent with applicable requirements. We also reopened all our fitting rooms with revised safety protocols, and we adjusted in-store processes and expenses (for example, modifying daily cleaning routines) to partially offset those incremental costs.

Taking actions to ensure we are positioned for future success. In addition to progress against other key strategic initiatives, the Company updated its strategic plans to support an increase in long-term store count to 2,900 Ross Dress for Less locations and 700 dd's DISCOUNTS locations.

After assessing the Company’s Performance against the 2021 Key Business Priorities, the Committee approved a performance level of Significantly Exceed Expectations or 185% for all NEOs.

Overall ICP Results

A payout is made after the Company’s performance results for the fiscal year are reviewed and the Committee has assessed the level of performance. This portion of executive compensation is completely at risk.

For fiscal 2021, the amount payable to the NEOs under the ICP was determined by the performance level of actual adjusted pre-tax earnings achieved relative to the target established by the Committee, in combination with the Committee’s assessment of Company performance against the 2021 Key Business Priorities. The combined performance levels of the quantitative and qualitative measures resulted in a payout of 192.5% for all NEOs (also see “Grants of Plan-Based Awards” table).

Long-Term Equity Incentives

The objectives of the long-term equity incentive grants are to: (1) align the financial interests of our NEOs with the interests of our stockholders by providing incentives that reward and focus NEO attention on the successful, longer-term strategic management of the business; (2) attract, retain, and motivate a high-performing group of NEOs; and (3) minimize stockholder dilution.

NEOs are granted long-term equity incentives in the form of restricted stock awards and performance share awards. The two forms of equity awards encourage retention and reward NEO performance in different ways. Restricted stock and performance share awards are both directly affected by stock price changes, so the value to the NEO is impacted by both decreases and increases in stock price.

Restricted Stock Awards: Restricted stock awards granted to our current NEOs generally vest over four to five years. We believe that the value of these awards and their extended vesting period provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long term, and thereby align the financial interests of our NEOs with those of our stockholders. They also expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. The determination of the value of the restricted stock awards granted to our NEOs is based on the Committee’s assessment of the individual’s prior and outstanding awards, the vesting schedule of such outstanding awards, and a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

Performance Share Awards: This portion of compensation is completely at risk due to the performance-based structure of our performance share awards. A portion of the performance shares (typically 70%), once earned, is then generally subject to further vesting based on continued service to the Company over the next two years. We believe this framework encourages retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

CEO Equity Awards

The Committee believes that the CEO’s off-price retail skills, familiarity with the Company, and leadership expertise are critical to the continued success of the Company. In addition, the Committee’s strong belief is that continuity of leadership at the CEO level has been a key driver of the Company’s successful long-term performance. Therefore, the Committee pays significant attention to creating long-term equity incentives in structuring compensation packages for our CEO, with performance and retention over the longer-term being the biggest considerations. The Committee believes the vesting schedule of the equity awards enhances the retentive value of the awards and strengthens the CEO’s focus on maximizing the longer-term financial performance and market value of the Company.

For fiscal 2021, the CEO equity grant consisted of a restricted stock award and a performance share award.

The restricted stock award granted to Ms. Rentler was made effective as of March 10, 2021 and will vest 100% on March 21, 2025.

Ms. Rentler’s performance share award grant was made effective as of May 25, 2021 and has a performance period of one year with performance goals based 50% on annual adjusted pre-tax earnings target and 50% based on achievement against fiscal 2021 “Key Business Priorities” (the same performance period and performance goals as for other NEOs receiving performance share awards). The performance shares earned are then to vest over a period of three years as follows: 30% on March 18, 2022; 30% on March 17, 2023; and 40% on March 22, 2024.

Other NEO Equity Awards

Each NEO received a restricted stock award in fiscal 2021 during the annual review cycle, with the exception of Mr. Balmuth and Mr. Orvos (who was hired in January 2021 and received a restricted stock award in connection with his promotion to Chief Financial Officer on October 1, 2021). The values of the restricted stock awards made to our NEOs after considering the peer group described above were based on the individual’s prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

In addition, each NEO was granted a performance share award in fiscal 2021. Performance share awards are rights to receive shares of Ross common stock on a specified date if the Company attains predetermined performance goals. Shares issued upon attaining the performance goal are generally subject to an additional, time-based vesting schedule conditioned on continual service by the recipient. Except for Mr. Balmuth, performance shares granted to our NEOs in fiscal 2021 vest over a three-year period beginning on the date of grant as follows: 30% on March 18, 2022; 30% on March 17, 2023; and 40% on March 22, 2024. Mr. Balmuth’s award vested 100% on March 18, 2022.

The size of the performance share award varied by executive position and was based on a target dollar value of the award divided by the stock price on the date of grant. As noted above, for fiscal 2021, adjusted pre-tax earnings and Key Business Priorities were chosen by the Committee as the tandem 2021 performance goals for the performance share awards. The actual number of performance shares earned for fiscal 2021 was determined based on the actual Company performance measured over a one-year period against the pre-determined 2021 performance goals as follows:

Quantitative (50%): Adjusted Pre-tax Earnings

For fiscal 2021, the performance levels for adjusted pre-tax earnings targets and incentive awards were as follows:

FY 2021 Adjusted Pre-tax Earnings	Percent of Earnings Target	Performance Level Achieved
$—	<90%	—%
$1,493,635,725	90%	66.70%
$1,659,595,250	100%	100.00%
$1,991,514,300	120%	200.00%

The performance level percentage shown above is linear between the points.

Qualitative (50%): 2021 Key Business Priorities

For fiscal 2021, the Key Business Priorities included:

•Preserving cash liquidity and cautiously managing all aspects of the business in an uncertain economic environment
•Balancing the need to drive comparable store sales with managing inventory conservatively
•Operating the business efficiently and safely during the different phases of the pandemic
•Complying with applicable local, state, and federal COVID-related safety requirements
•Taking actions to ensure we are positioned for future success

The Compensation Committee met on a quarterly basis to discuss and assess the Company’s performance against the 2021 Key Business Priorities, and ultimately to approve the performance level achieved for this portion of the performance share award. For fiscal 2021, the performance levels for the Key Business Priorities were as follows:

Achievement of Key Business Priorities	Performance Level Achieved
Far Below Expectations	—%
Minimum Achievement (Threshold)	66.70%
Expected Achievement (Target)	100.00%
Exceed Expectations	125.00%
Materially Exceed Expectations	150.00%
Significantly Exceed Expectations	175.00%
Outstanding Achievement (Maximum)	200.00%

Overall Performance Share Award Results

In fiscal 2021, based upon the level of pre-tax earnings achieved and the Committee’s assessment of the Company’s performance against the 2021 Key Business Priorities (as discussed on pages 27 and 28), the NEOs earned a payout of 187.5% of the target award, to be issued in shares on the initial vesting date (targeted to be March 18, 2022) and thereafter subject to the vesting schedule from the date of grant.

The table below provides the threshold, target, and maximum performance share amounts and the number of shares actually calculated as earned by each NEO (subject to vesting) for fiscal 2021:

NEO	FY 2021 Value of Target Performance Share Award at Grant	Threshold Number of Performance Shares	Target Number of Performance Shares	Maximum Number of Performance Shares	FY 2021 Performance Shares Issuable (1)	FY 2021 Value of Performance Shares Issuable (As of March 18, 2022)
Rentler	$6,600,041	35,540	53,282	106,564	99,904	$9,324,040
Orvos	$300,013	1,616	2,422	4,844	4,543	$423,998
Hartshorn	$2,000,005	10,770	16,146	32,292	30,275	$2,825,566
Balmuth	$4,100,097	22,078	33,100	66,200	62,063	$5,792,340
Kobayashi	$1,000,003	5,386	8,073	16,146	15,139	$1,412,923
Morrow	$1,000,003	5,386	8,073	16,146	15,139	$1,412,923
Marquette *	$500,063	2,694	4,037	8,074	—	$—
*Mr. Marquette ceased to be an employee of the Company prior to the first vesting date of this grant.

(1) Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains predetermined fiscal 2021 performance goals, both equally weighted. The shares issuable upon attaining the performance goals are thereafter subject to a separate vesting schedule based on continued service by the recipient. For fiscal 2021, the number of shares payable to the NEOs is determined by (i) the level of actual adjusted pre-tax earnings achieved relative to the established target and (ii) the Committee’s assessment of the Company’s level of performance against the “Key Business Priorities” previously established by the Committee. Both performance measures were approved by the Committee at its meeting on May 19, 2021. For fiscal 2021, the Committee approved a payout of 187.5% of the target award. The performance factor is applied to the target number of shares; if the product results in a fractional share, the award is rounded up to the next whole share. The target award is generally segmented into three vesting tranches as follows: 30% on March 18, 2022; 30% on March 17, 2023; and 40% on March 22, 2024. Mr. Balmuth’s award vested 100% on March 18, 2022. In accordance with the grant agreements, if the date targeted for vesting turns out to be a date on which a sale of shares by the recipient would violate the Company’s Insider Trading Policy (that is, if the “trading window” is closed for Company executive officers), then notwithstanding the targeted vesting schedule for that share award, the vesting date (and settlement date, if applicable) will instead be the next business day on which a sale would not violate the Insider Trading Policy.

Grant Date Policy

We issue equity awards in the form of performance share awards and restricted stock according to a pre-established grant date calendar based on the executive officer’s hire date, promotion date, contract renewal date, or as part of the Company’s annual performance review process, generally conducted in March of each year. We review the performance and adjust the compensation for the majority of our executive officers annually at that same time. We do not time grant dates based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and Committee also have delegated authority to the CEO and COO, subject to certain limits, to grant equity awards to current and newly hired associates and to associates who receive promotions outside of the normal annual focal review process below the executive officer level.

Defined Contribution and Deferred Compensation Plans

Executive officers are eligible to participate in the Company’s 401(k) Plan. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than 12 months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), all executive officers are eligible to defer up to 75% of their base salary and up to 100% of their annual incentive bonus earned during the year. The executive can then choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to 12 months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments over a period up to a maximum of ten years. The Company does not provide matching contributions for NQDC Plan contributions.

Employment Agreements

All our NEOs have entered into employment agreements with the Company (see discussion below of NEO contract terms and severance benefits).

We believe these employment agreements benefit both the NEOs and the Company because they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All our employment agreements, for the CEO as well as for all other executive officers, provide for severance benefits in certain situations.

We also believe that these employment agreements are an effective retention tool for executives while providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets and provide post-termination restrictions on recruiting our current associates (see further discussion below under “Potential Payments upon Termination or Change in Control”).

The executive employment agreements provide for “double-trigger” acceleration of vesting for outstanding equity grants in the event of termination of service upon a change in control.

Additional Executive Compensation Policies

Director and Officer Stock Ownership Guidelines. We maintain director and executive officer stock ownership guidelines, intended to further encourage investment by our directors and Section 16 executive officers in the Company and to promote a long-term perspective in managing the Company.
Our formal stock ownership guidelines for directors and executive officers are as follows:

Position	Stock Ownership Guidelines (Dollar Value of Shares)
Directors	5 x Authorized Base Annual Cash Retainer Compensation
Chief Executive Officer	6 x Base Salary
Other NEOs	3 x Base Salary

*The levels shown above took effect for fiscal 2022. For fiscal 2021, the stock ownership guidelines were 3x Annual Cash Retainer Compensation for Directors, 4x Base Salary for the CEO, 3x Base Salary for Group President and President levels and, 2x Base Salary for the CFO.

Directors and executive officers are allowed five years to initially meet the stock ownership requirements. All shares owned outright, shares owned jointly or separately by a spouse or dependents, shares held in a trust for the economic benefit of the executive or their family, and granted but unvested restricted stock are taken into consideration in determining compliance with these ownership guidelines.

It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such level. The Compensation Committee is responsible for interpreting and administering these stock ownership guidelines, which are subject to modification from time to time.

As of January 29, 2022, all current executive officers, and all non-employee Board members, have met or are on track to meet the applicable stock ownership guidelines within the five year window.
Recoupment and Adjustments to Awards. Subject to the discretion and approval of the Board, the Company may require reimbursement to the Company and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to a senior executive of the Company, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; (b) the Board determines that the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company may seek to recover the individual executive’s entire annual bonus and any gain received from the award within the relevant period, plus a reasonable rate of interest.

Rule 10b5-1 Trading Plans. We allow for the use of Rule 10b5-1 trading plans by our executives, which provide for pre-established plans for selling shares of the Company’s common stock.

Procedures and Guidelines Governing Hedging and Securities Trades by Employees, Officers, and Directors. The Company maintains a trading policy for all of its directors, officers, other employees, and consultants. Among its other provisions, this policy prohibits short sales, hedging, and trading in any publicly traded puts, calls, options, or other “derivative securities” relating to the Company’s common stock. The trading policy categorically prohibits transactions by directors, officers, employees, and consultants of the Company and its subsidiaries, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. Specifically prohibited forms of hedging or monetization transactions include forward sale contracts, prepaid variable forward contracts, equity swaps, and collars (including zero-cost collars). Exchange fund transactions, and the purchase of related financial instruments, that in substance are sale transactions (not a hedge) are permitted. For directors, officers, and other designated employees, the policy also prohibits pledging of Company securities, or the ownership, acquisition, or sale of Company securities in or through a margin account.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

K. Gunnar Bjorklund, Chair
Michael J. Bush
Patricia H. Mueller
Doniel N. Sutton

SUMMARY COMPENSATION TABLE

The following table provides certain summary information for our Chief Executive Officer, three individuals who served as our principal financial officers during fiscal 2021, and our three other most highly compensated executive officers for fiscal 2021, collectively referred to as the Named Executive Officers (“NEOs”), concerning compensation they earned in those positions for fiscal 2021, 2020, and 2019, where applicable.

Summary Compensation Table (Fiscal 2021)
Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Barbara Rentler Vice Chair and Chief Executive Officer	2021	$1,390,000	$—	$9,800,128	$4,682,563	$116,944	$15,989,635
	2020	$1,184,167	$—	$13,928,610	$2,310,875	$105,908	$17,529,560
	2019	$1,362,500	$—	$8,000,037	$2,535,187	$137,812	$12,035,536
Adam Orvos* Executive Vice President, Chief Financial Officer	2021	$596,667	$1,000,000	$4,550,094	$756,947	$106,648	$7,010,356
Michael Hartshorn** Group President, Chief Operating Officer	2021	$1,120,000	$—	$3,500,057	$2,587,200	$98,381	$7,305,638
	2020	$1,035,833	$—	$4,948,503	$1,276,800	$96,606	$7,357,742
	2019	$954,583	$—	$4,900,108	$1,136,308	$93,213	$7,084,212
Michael Balmuth*** Strategic Advisor (Former Chairman of the Board and Senior Advisor)	2021	$1,372,196	$2,140,000	$4,100,097	$3,417,236	$111,176	$11,140,705
	2020	$1,185,353	$—	$9,994,945	$1,680,551	$681,155	$13,542,004
	2019	$1,343,944	$—	$5,525,016	$2,030,894	$99,345	$8,999,199
Michael Kobayashi President, Operations and Technology	2021	$1,018,000	$—	$2,000,037	$1,959,650	$109,389	$5,087,076
	2020	$947,883	$—	$2,715,968	$967,100	$101,114	$4,732,065
	2019	$935,292	$—	$3,700,080	$979,654	$98,648	$5,713,674
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	2021	$1,018,000	$—	$2,000,037	$1,959,650	$71,410	$5,049,097
	2020	$956,367	$—	$3,416,040	$967,100	$70,239	$5,409,746
	2019	$994,750	$—	$3,750,220	$1,044,720	$75,087	$5,864,777
Travis Marquette**** Former Executive Vice President, Chief Financial Officer	2021	$425,435	$—	$1,700,081	$—	$36,703	$2,162,219
	2020	$666,731	$—	$874,785	$412,067	$49,097	$2,002,680
	2019	$609,375	$—	$2,200,125	$446,859	$56,213	$3,312,572
*Mr. Orvos joined the Company in January 2021 and was promoted to Executive Vice President and Chief Financial Officer effective October 1, 2021. Pursuant to his employment agreement dated October 1, 2021, Mr. Orvos is entitled to receive an annual base salary of $750,000.
**Mr. Hartshorn acted as our interim principal financial officer and principal accounting officer from July 12, 2021 until October 1, 2021.
***Mr. Balmuth ceased to be an executive officer on May 31, 2021, when he transitioned from Chairman of the Board and Senior Advisor to his current, non-executive officer position as Strategic Advisor. Mr. Balmuth would have been among our three most highly compensated executive officers had he remained employed as an executive officer through the end of our fiscal 2021.
****Mr. Marquette ceased to be an employee of the Company as of July 12, 2021.

The supplemental table below restates fiscal year 2020 reported compensation, to exclude the incremental value attributable to the performance goal modification made to the PSA grants to each of the NEOs, which we believe provides a more realistic representation of the compensation opportunity intended by our Compensation Committee.

Name	Year	Salary	Stock Awards (5)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Barbara Rentler	2020	$1,184,167	$8,800,127	$2,310,875	$105,908	$12,401,077
Michael Hartshorn	2020	$1,035,833	$3,300,084	$1,276,800	$96,606	$5,709,323
Michael Balmuth	2020	$1,185,353	$6,240,129	$1,680,551	$681,155	$9,787,188
Michael Kobayashi	2020	$947,883	$1,800,100	$967,100	$101,114	$3,816,197
Brian Morrow	2020	$956,367	$2,500,172	$967,100	$70,239	$4,493,878
Travis Marquette	2020	$666,731	$600,033	$412,067	$49,097	$1,727,928

This supplemental “Summary Compensation Table” view is for informational purposes only and is not presented in accordance with SEC requirements.

(1) Represents a relocation bonus paid to Mr. Orvos in connection with his move to California and a retention bonus paid to Mr. Balmuth under his employment agreement.
(2) Stock award values reflect the grant date fair value of awards computed in accordance with stock-based compensation accounting rules. Values for awards that are subject to performance conditions (“performance share awards”) are computed based on the probable outcome of the performance condition, as assessed as of the grant date of the award. For performance awards granted in fiscal 2020, the values shown include the value of each NEO’s grant as issued in March 2020, plus the incremental award value determined as a result of the modification to fiscal year 2020 PSA grants that were made in August 2020. For performance share awards granted in fiscal 2021, the maximum possible payout for each NEO was 200% of the target grant value, as follows:
a.Ms. Rentler: $13,200,000
b.Mr. Orvos: $600,000
c.Mr. Hartshorn: $4,000,000
d.Mr. Balmuth: $8,200,000
e.Mr. Kobayashi: $2,000,000
f.Mr. Morrow: $2,000,000
g.Mr. Marquette: $1,000,000
(3) Non-Equity Incentive Plan Compensation reflects cash incentive awards earned and accrued under the Incentive Compensation Plan.
(4)  All Other Compensation represents Perquisites. See the following “All Other Compensation” table for further detail.
(5) The incremental value for the modified fiscal year 2020 PSA grants, as computed in accordance with stock-based compensation accounting rules, that is excluded from the supplemental “Summary Compensation Table” for each NEO is as follows:
a.Ms. Rentler: $5,128,483
b.Mr. Hartshorn: $1,648,418
c.Mr. Balmuth: $3,754,816
d.Mr. Kobayashi: $915,868
e.Mr. Morrow: $915,868
f.Mr. Marquette: $274,751

The following table details All Other Compensation provided to each NEO in fiscal 2021.

All Other Compensation (Perquisites) for Fiscal 2021
Name & Principal Position	Estate Tax/ Financial Planning Services	Car Service or Commute Benefits	Executive Health Benefits	Umbrella Liability Insurance	Company Matching Contributions	Relocation/ Housing Benefits	Total All Other Compensation
Barbara Rentler Vice Chair and Chief Executive Officer	$20,000	$13,710	$61,365	$9,984	$11,885	$—	$116,944
Adam Orvos Executive Vice President, Chief Financial Officer	$4,350	$—	$49,061	$1,468	$1,250	$50,519	$106,648
Michael Hartshorn Group President, Chief Operating Officer	$1,000	$—	$84,138	$1,643	$11,600	$—	$98,381
Michael Balmuth Strategic Advisor	$27,558	$—	$65,482	$6,536	$11,600	$—	$111,176
Michael Kobayashi President, Operations and Technology	$18,000	$—	$77,563	$1,643	$12,183	$—	$109,389
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	$18,000	$1,441	$38,726	$1,643	$11,600	$—	$71,410
Travis Marquette Former Executive Vice President, Chief Financial Officer	$8,650	$—	$18,268	$—	$9,785	$—	$36,703

In general, perquisites provided to the NEOs are valued at the actual incremental cost of each item to the Company. Executive officers including the CEO are provided with executive medical plan benefits, estate and financial planning benefits, executive disability benefits, and an umbrella personal liability insurance policy. In addition, certain NEOs receive transportation services to and from our offices. During fiscal year 2021, Mr. Orvos received temporary housing and other moving expense benefits in connection with his relocation near our corporate headquarters.

We believe that financial planning assistance by experts reduces the amount of time and attention that senior management must spend on that topic, and maximizes the net financial reward to our executives of the compensation they receive from the Company. The use by certain NEOs of transportation services to and from our offices enhances their contributions to the business by saving them time that is not spent in traffic or parking, while also allowing them to work while in transit. The executive medical plan is part of our overall executive health benefits package for our senior executives. The “Company Matching Contributions” column includes Company matching amounts provided under our qualified defined contribution (401(k)) retirement plan, and the value of charitable contributions paid by the Company, as part of a matching gift program that is available to all full-time associates. Amounts under this column have been updated for fiscal years 2019 and 2020 in the “All Other Compensation” column in the “Summary Compensation Table” above.

We also have a fractional ownership of a number of hours each year through a time-share arrangement, for private aviation transportation for executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices, and other corporate facilities. Occasionally, family members of executives (and directors and family members of directors) may join executives on these Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table. In addition, our executive officers are provided with first/business class business travel on commercial airlines to make their in-transit travel time more conducive to work-related activities.

Corporate housing is made available to our CEO near our San Francisco Bay Area corporate headquarters, in light of her frequent travel between the New York Buying Office and our corporate headquarters. This housing is used by her exclusively for business purposes, to facilitate her effectiveness in conducting work while in California. In addition, after seven years of service for Executive Vice Presidents and above (ten years for Group Senior Vice President level), and every five years thereafter, executive officers including our NEOs are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits. These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by negotiation at the time of hiring or promotion, and reflected in the terms of the executive’s employment agreement with the Company. The base salary is reviewed for adjustments as part of the annual focal review process for all executives. Below is a summary of the terms of the employment agreements for each of our current NEOs regarding compensation. For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see “Potential Payments Upon Termination or Change in Control.”

Employment Agreements

Barbara Rentler. The Company’s employment agreement with Ms. Rentler, Chief Executive Officer, extends through March 31, 2025. The agreement provides that Ms. Rentler will receive an annual salary of not less than $1,390,000 subject to annual increases as part of the Company’s annual review process.

Adam Orvos. The Company’s employment agreement with Mr. Orvos, Executive Vice President, Chief Financial Officer, extends through September 30, 2025, and provides for an annual salary of not less than $750,000, subject to annual increases as part of the Company’s annual review process.

Michael Hartshorn. As of the end of fiscal 2021, the Company’s employment agreement with Mr. Hartshorn, Group President, Chief Operating Officer, extended through March 31, 2024. In March 2022, the Company approved an extension of Mr. Hartshorn’s agreement through March 31, 2026, with an annual salary of not less than $1,150,000, subject to annual increases as part of the Company’s annual review process.

Michael Kobayashi. As of the end of fiscal 2021, the Company’s employment agreement with Mr. Kobayashi, President, Operations and Technology, extended through March 31, 2024. In February 2022, the Company entered into a revised agreement with Mr. Kobayashi that extends through March 31, 2027, changes his title to President, Chief Capability Officer, and provides for an annual salary of not less than $1,050,000, subject to annual increases as part of the Company’s annual review process.

Brian Morrow. The Company’s employment agreement with Mr. Morrow, President and Chief Merchandising Officer - dd’s DISCOUNTS, extends through March 31, 2024, and provides for an annual salary of not less than $1,018,000, subject to annual increases as part of the Company’s annual review process.

Michael Balmuth. Mr. Balmuth ceased to be an executive officer on May 31, 2021, when he transitioned from Chairman of the Board and Senior Advisor to his current, non-executive officer position as Strategic Advisor. The Company’s employment agreement with Mr. Balmuth extends through May 31, 2022, and provides for an annual salary of not less than $1,190,000, subject to annual increases as part of the Company’s annual review process.

CEO PAY RATIO

As required by SEC rules, we are reporting the ratio of the annual total compensation of our CEO to the annual total compensation of our Median Employee. The approach we used to identify our Median Employee was based upon W-2 earnings for all of our associates, excluding our CEO, who were employed by Ross Stores or its subsidiaries as of December 31, 2021(1). Under this selection method, the Median Employee identified for purposes of our pay ratio estimate was a part-time hourly retail store Associate. Our total number of associates varies seasonally, with more than 70% of associates working in our retail locations.

For fiscal 2021, we calculated the annual total compensation for our Median Employee using the same methodology we apply to calculate the annual total compensation for our CEO as set forth in the 2021 Summary Compensation Table (previously disclosed in this Proxy Statement).

The annual total compensation for fiscal 2021 for our CEO was $15,989,635 and for the Median Employee was $10,806. The resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal 2021 is 1,480 to 1.

(1) Starting in fiscal year 2021, we determined to identify the median employee as of the last day of the calendar year (rather than our fiscal year) to align with W-2 earnings.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The following table provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards, equity incentive plan awards, and other equity compensation awards.

For fiscal 2021, the Compensation Committee established goals under our Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 63% to 175% of base salary at target, depending on their position.

The following table sets forth information with respect to restricted stock awards and performance share awards granted during fiscal 2021 to each of the NEOs under the Company’s 2017 Equity Incentive Plan.

Grants of Plan-Based Awards (Fiscal 2021)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name & Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barbara Rentler Vice Chair and Chief Executive Officer	3/10/2021	$1,216,250	$2,432,500	$4,865,000
	5/25/2021				35,540	53,282	106,564		$6,600,041
	3/10/2021							26,323	$3,200,087
Adam Orvos Executive Vice President, Chief Financial Officer	3/10/2021	$196,607	$393,213	$786,426
	5/25/2021				1,616	2,422	4,844		$300,013
	10/1/2021							38,258	$4,250,081
Michael Hartshorn Group President, Chief Operating Officer	3/10/2021	$672,000	$1,344,000	$2,688,000
	5/25/2021				10,770	16,146	32,292		$2,000,005
	3/10/2021							12,339	$1,500,052
Michael Balmuth Strategic Advisor	3/10/2021	$887,594	$1,775,188	$3,550,375
	5/25/2021				22,078	33,100	66,200	—	$4,100,097
Michael Kobayashi President, Operations and Technology	3/10/2021	$509,000	$1,018,000	$2,036,000
	5/25/2021				5,386	8,073	16,146		$1,000,003
	3/10/2021							8,226	$1,000,035
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	3/10/2021	$509,000	$1,018,000	$2,036,000
	5/25/2021				5,386	8,073	16,146		$1,000,003
	3/10/2021							8,226	$1,000,035
Travis Marquette Former Executive Vice President, Chief Financial Officer	3/10/2021	$262,500	$525,000	$1,050,000
	5/25/2021				2,694	4,037	8,074		$500,063
	3/10/2021							9,871	$1,200,017

(1)  Represents the potential payout under the Company’s Incentive Compensation Plan for each NEO at threshold, target, and maximum attainment relative to the 2021 Performance Goals, based on the 2021 Performance Goals established by the Compensation Committee on May 19, 2021. For fiscal 2021, the Company achieved a performance level of pre-tax earnings and Key Business Priorities which resulted in a payout above the target award and below the maximum payout.

(2)  Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains predetermined performance goals. For fiscal 2021, the number of shares payable to the NEOs were measured against previously established goals for pre-tax income and Key Business Priorities. A payout of 187.5% of the target number of performance shares was approved by the Compensation Committee, subject to the vesting schedule described below. The shares issued upon attaining the performance goal are thereafter subject to a separate vesting schedule based on continued service of the NEO as follows (except for Mr. Balmuth): 30% on March 18, 2022; 30% on March 17, 2023; and 40% on March 22, 2024; for Mr. Balmuth, 100% vested on March 18, 2022.
(3)   Represents shares of restricted stock granted to each NEO during fiscal 2021 with the following vesting terms:
a.Ms. Rentler: 26,323 shares granted on March 10, 2021 that cliff vest on March 21, 2025.
b.Mr. Orvos: 38,258 shares granted on October 1, 2021: 7,652 shares vest on October 3, 2022, 7,652 shares vest on September 15, 2023, 11,477 shares vest on September 13, 2024; and 11,477 shares vest on September 12, 2025.
c.Mr. Hartshorn: 12,339 shares granted on March 10, 2021 that cliff vest on March 20, 2026.
d.Mr. Kobayashi: 8,226 shares granted on March 10, 2021: 2,468 shares vest on March 21, 2025, and 5,758 shares vest on March 20, 2026.
e.Mr. Morrow: 8,226 shares granted on March 10, 2021 that cliff vest on September 12, 2025.
f.Mr. Marquette: 9,871 shares granted on March 10, 2021, which were forfeited on July 12, 2021.
In accordance with the grant agreements, if the date targeted for vesting turns out to be a date on which a sale of shares by the recipient would violate the Company’s Insider Trading Policy (that is, if the “trading window” is closed for Company executive officers), then notwithstanding the targeted vesting schedule for that share award, the vesting date (and settlement date, if applicable) will instead be the next business day on which a sale would not violate the Insider Trading Policy.
(4)  The values for restricted stock awards, as computed in accordance with stock-based compensation accounting rules, are determined by multiplying the number of shares granted by the closing price per share of the Company’s common stock as reported on the NASDAQ Stock Market on the grant date. The values for performance share awards are computed based on the probable outcome of the performance condition, determined as of the grant date of the award. The Board of Directors has the ability to change the terms of outstanding equity awards in various respects, including the vesting dates. See “Employment Agreements” in the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to the unvested restricted stock held by our NEOs as of January 29, 2022, the last day of our 2021 fiscal year. Performance shares earned for 2021 performance, but which were not vested as of January 29, 2022, are included in Number of Shares of Stock that Have Not Vested.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2021)
	Stock Awards
Name & Principal Position	Number of Shares of Stock that Have Not Vested (#) (1)	Market Value of Shares of Stock that Have Not Vested ($) (2)
Barbara Rentler Vice Chair and Chief Executive Officer
	337,672	$32,338,847

Adam Orvos Executive Vice President, Chief Financial Officer
	59,348	$5,683,758

Michael Hartshorn Group President, Chief Operating Officer
	146,225	$14,003,968

Michael Balmuth Strategic Advisor
	62,063	$5,943,774

Michael Kobayashi President, Operations and Technology
	97,656	$9,352,515

Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS
	90,968	$8,712,005

Travis Marquette Former Executive Vice President, Chief Financial Officer
	—	$—

(1)  Represents shares of unvested restricted stock and the settlement number of earned performance shares held by each NEO as of the end of the fiscal year:
a.Ms. Rentler: Consists of 115,407 shares that vested on March 18, 2022; 90,434 shares that will vest on March 17, 2023; 73,040 shares that will vest on March 22, 2024; and 58,791 shares that will vest on March 21, 2025.
b.Mr. Orvos: Consists of 1,364 shares that vested on March 18, 2022; 4,137 shares that will vest on September 16, 2022; 7,652 shares that will vest on October 3, 2022; 1,364 shares that will vest on March 17, 2023; 11,789 shares that will vest on September 15, 2023; 1,815 shares that will vest on March 22, 2024; 15,614 shares that will vest on September 13, 2024; and 15,613 shares that will vest on September 12, 2025.
c.Mr. Hartshorn: Consists of 32,677 shares that vested on March 18, 2022; 4,846 shares that will vest on September 16, 2022; 31,572 shares that will vest on March 17, 2023; 7,269 shares that will vest on September 15, 2023; 25,341 shares that will vest on March 22, 2024; 16,961 shares that will vest on September 13, 2024; 15,220 shares that will vest on March 21, 2025; and 12,339 shares that will vest on March 20, 2026.
d.Mr. Balmuth: Consists of 62,063 shares that vested on March 18, 2022.
e.Mr. Kobayashi: Consists of 22,825 shares that vested on March 18, 2022; 5,816 shares that will vest on September 16, 2022; 21,355 shares that will vest on March 17, 2023; 8,722 shares that will vest on September 15, 2023; 22,595 shares that will vest on March 22, 2024; 10,585 shares that will vest on March 21, 2025; and 5,758 shares that will vest on March 20, 2026.
f.Mr. Morrow: Consists of 20,576 shares that vested on March 18, 2022; 22,595 shares that will vest on March 17, 2023; 3,497 shares that will vest on December 15, 2023; 13,774 shares that will vest on March 22, 2024; 9,617 shares that will vest on December 16, 2024; 12,683 shares that will vest on March 21, 2025; and 8,226 shares that will vest on September 12, 2025.
g.Mr. Marquette: Did not have any outstanding equity awards as of January 29, 2022, due to the forfeiture of his previously granted but unvested awards upon his departure from the Company.

In accordance with the grant agreements, if the date targeted for vesting turns out to be a date on which a sale of shares by the recipient would violate the Company’s Insider Trading Policy (that is, if the “trading window” is closed for Company executive officers), then notwithstanding the targeted vesting schedule for that share award, the vesting date (and settlement date, if applicable) will instead be the next business day on which a sale would not violate the Insider Trading Policy.
(2)  The market value of the unvested shares is calculated by multiplying the number of shares by the closing price per share of the Company’s common stock, which was $95.77 on January 28, 2022 (the last trading day of the fiscal year) as reported on the NASDAQ Stock Market.

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the vesting of restricted stock during the fiscal year ended January 29, 2022. Our NEOs did not have any stock options outstanding.

Option Exercises and Stock Vested (Fiscal 2021)
Name & Principal Position	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Barbara Rentler Vice Chair and Chief Executive Officer	111,332	$13,630,316
Adam Orvos (3) Executive Vice President, Chief Financial Officer	—	$—
Michael Hartshorn Group President, Chief Operating Officer	27,271	$3,337,150
Michael Balmuth Strategic Advisor	61,233	$7,679,010
Michael Kobayashi President, Operations and Technology	20,613	$2,523,776
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	22,712	$2,781,156
Travis Marquette Former Executive Vice President, Chief Financial Officer	6,800	$832,678

(1)  Represents the number of shares of restricted stock and earned performance shares held by each NEO that vested during the fiscal year.
(2)  The value realized on vesting represents the number of shares of stock that vested during fiscal 2021, multiplied by the closing price per share of the Company’s common stock on the applicable vesting date as reported on the NASDAQ Stock Market.
(3) Mr. Orvos was hired in January 2021 and did not have any shares vest in fiscal 2021.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information about our NEOs’ participation in the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”) and their contributions, aggregate earnings, and any withdrawal activity during the year, and their account balances as of January 29, 2022. The Company made no contributions to the earnings reflected in the table during fiscal 2021.

Non-Qualified Deferred Compensation (Fiscal 2021)
Name & Principal Position	Account Balance at 1/31/21	Executive Contributions	Registrant Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at 1/29/22
Barbara Rentler Vice Chair and Chief Executive Officer	$—	$—	$—	$—	$—	$—
Adam Orvos Executive Vice President, Chief Financial Officer	$—	$—	$—	$—	$—	$—
Michael Hartshorn Group President, Chief Operating Officer	$—	$—	$—	$—	$—	$—
Michael Balmuth Strategic Advisor	$739,246	$—	$—	$252	$—	$739,498
Michael Kobayashi President, Operations and Technology	$—	$—	$—	$—	$—	$—
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	$—	$—	$—	$—	$—	$—
Travis Marquette Former Executive Vice President, Chief Financial Officer	$85,829	$50,409	$—	$2,044	$—	$138,283

Under the terms of the Company’s NQDC Plan, participants are eligible to elect to defer up to 75% of their base salary and up to 100% of their annual incentive bonus. The participants can choose from a variety of notional investment options under the NQDC Plan. Upon initial enrollment, participants select one of the following distribution elections to be applied to their account upon separation from service: lump sum or annual installments over a period of up to 10 years, that will commence upon termination or one year after termination (subject to plan and regulatory rules).

The Company does not provide matching contributions for NQDC Plan contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the section captioned “Discussion of Summary Compensation Table,” we have entered into employment agreements with each of our NEOs. Our current agreements provide for certain payments and other benefits to be paid or provided to each of our NEOs, if the NEO’s employment terminates under circumstances specified in the agreement or if there is a “change in control” of the Company. The following table describes and quantifies estimated potential incremental payments and benefits that would become payable under each NEO’s employment agreement as they existed in fiscal 2021, if the NEO’s employment had terminated on January 28, 2022, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO’s period of service and compensation as of January 28, 2022 and, where applicable, the Company’s closing stock price as reported by the NASDAQ Stock Market on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on January 28, 2022, and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a specific triggering event.

Mr. Marquette (formerly Executive Vice President, Chief Financial Officer) voluntarily resigned from the Company in July 2021 and as a result only received his salary and benefits through his date of termination. Mr. Balmuth (formerly Chairman of the Board and Senior Advisor) transitioned to a non-executive officer Strategic Advisor role in May 2021, following the Company’s 2021 Annual Meeting, and only received his salary, retention bonus and the other benefits provided under his employment agreement at the time his role as an executive officer ended. Because their service as executive officers ended prior to the completion of our fiscal year, Mr. Balmuth and Mr. Marquette are excluded from the table below.

Potential Payments upon Termination or Change in Control
Name & Principal Position	Type of Payment	Termination Without Cause, for Good Reason or Disability (1)	Termination upon Non-Renewal of Employment Agreement	Change in Control Regardless of Termination	Termination without Cause or for Good Reason Following a Change in Control
Barbara Rentler Vice Chair and Chief Executive Officer	Cash Severance (2)	$15,441,008	$900,000	$—	$12,329,275
	Equity Vesting (3)	$26,129,668	$26,129,668	$—	$32,338,847
	Estate/Financial Planning (4)	$—	$—	$—	$63,354
	Health/Welfare Payments (5,6)	$2,035,848	$2,035,848	$—	$2,035,848
	Total:	$43,606,524	$29,065,516	$—	$46,767,324
Adam Orvos Executive Vice President, Chief Financial Officer	Cash Severance (2)	$5,070,837	$—	$—	$3,812,250
	Equity Vesting (3)	$1,616,688	$1,616,688	$—	$5,683,758
	Estate/Financial Planning (4)	$—	$—	$—	$55,031
	Health/Welfare Payments (5)	$278,382	$—	$—	$278,382
	Total:	$6,965,907	$1,616,688	$—	$9,829,421
Michael Hartshorn Group President, Chief Operating Officer	Cash Severance (2)	$6,685,664	$—	$—	$7,367,360
	Equity Vesting (3)	$9,996,479	$9,996,479	$—	$14,003,968
	Estate/Financial Planning (4)	$—	$—	$—	$39,022
	Health/Welfare Payments (5)	$224,159	$—	$—	$224,159
	Total:	$16,906,302	$9,996,479	$—	$21,634,509
Michael Kobayashi President, Operations and Technology	Cash Severance (2)	$5,431,810	$—	$—	$6,087,640
	Equity Vesting (3)	$6,797,323	$6,797,323	$—	$9,352,515
	Estate/Financial Planning (4)	$—	$—	$—	$39,022
	Health/Welfare Payments (5)	$224,159	$—	$—	$224,159
	Total:	$12,453,292	$6,797,323	$—	$15,703,336
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	Cash Severance (2)	$5,431,810	$—	$—	$6,087,640
	Equity Vesting (3)	$5,934,299	$5,934,299	$—	$8,712,005
	Estate/Financial Planning (4)	$—	$—	$—	$39,022
	Health/Welfare Payments (5)	$78,232	$—	$—	$78,232
	Total:	$11,444,341	$5,934,299	$—	$14,916,899

(1)In the event an NEO terminates employment due to death, each executive’s estate would receive a prorated bonus and prorated equity acceleration related to unsettled performance share awards, all unvested but settled performance share awards, and the full amount of outstanding restricted stock awards with a grant date at least one year prior to the date of death. The estimated value of the benefit is as follows: Ms. Rentler, $34,365,413; Mr. Orvos, $2,413,008; Mr. Hartshorn, $14,166,262; Mr. Kobayashi, $9,582,711; and Mr. Morrow, $8,942,201.

(2)Cash severance is equal to the sum of the NEO’s bonus at target for the current fiscal year, and annual salary and bonus payable for the period beginning on January 29, 2022, (the day following the assumed employment termination date) and ending on the last day of the current term of employment under each NEO’s respective employment agreement, except that in the case of a termination “Without Cause,” “For Good Reason,” or due to “Disability” following a change in control, the cash severance is 2.99 times the sum of the NEO’s then current annual base salary and target annual bonus. The annual bonus amount is determined in accordance with the NEO’s employment agreement, as described below. The annual salary rates as of January 29, 2022 upon which the cash severance is determined are: Ms. Rentler, $1,390,000; Mr. Orvos, $750,000; Mr. Hartshorn, $1,120,000; Mr. Kobayashi, $1,018,000 and Mr. Morrow, $1,018,000. The annual bonus rates upon which the cash severance is determined, as provided by their respective employment agreements are: Ms. Rentler, $2,432,500 (175% of salary); Mr. Orvos, $525,000 (70% of salary); Mr. Hartshorn, $1,344,000 (120% of salary); Mr. Kobayashi, $1,018,000 (100% of salary); and Mr. Morrow, $1,018,000 (100% of salary).

(3)Equity vesting represents the value of restricted stock and performance share awards held by each NEO on the assumed termination date of January 28, 2022, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO’s employment or award agreement, as described below. The value of each share subject to accelerated vesting is assumed to be $95.77, which was the closing market price of our common stock as reported on the NASDAQ Stock Market on January 28, 2022. The number of shares remaining unvested under each NEO’s restricted stock awards and performance share awards is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table.

(4)These amounts represent continued reimbursement by the Company of the NEO’s estate and financial planning expenses for the period provided by the NEO’s employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit to be provided by the Company, as follows: $20,000 for Ms. Rentler; $18,000 each for Mr. Hartshorn, Mr. Kobayashi, and Mr. Morrow; and $15,000 for Mr. Orvos. Ms. Rentler is entitled to lifetime benefits, and each of the other NEOs is entitled to benefits for the remainder of the agreement term upon a termination of employment following a change in control.

(5)The amounts shown in the table reflect medical, dental, and vision insurance coverage for the remainder of the agreement term upon termination of employment following a change in control, or upon termination “Without Cause,” “For Good Reason,” or due to “Disability.”

(6)In accordance with Ms. Rentler’s employment agreement described below, the amounts included in the table for her reflect the lifetime provision at the Company's expense, for Ms. Rentler and her spouse, of the following benefits: executive medical, executive dental, executive vision insurance, and claims administration services (provided, however, that Medicare will be the primary insurance coverage), to the extent provided to her at the date of the applicable event.

Triggering Events

The rights to payments and benefits upon termination of employment under the executive employment agreements existing in fiscal 2021, described in the table above, depend upon the circumstances of an NEO’s termination. These circumstances are defined in each NEO’s employment agreement, and include the following:

•Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO’s employment for any reason other than “cause” under the specific definitions provided in their individual agreement (as described below), and other than because of the NEO’s disability or death.

•Termination for Cause: “Cause” means the occurrence of any of the following: (i) the NEO’s continuous failure to substantially perform their duties (unless such failure is a result of a disability); (ii) the NEO’s theft, dishonesty, breach of fiduciary duty for personal profit, or falsification of any documents of the Company; (iii) the NEO’s material failure to abide by the applicable code(s) of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iv) knowing or intentional misconduct by the NEO as a result of which the Company is required to prepare an accounting restatement; (v) the NEO’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the NEO’s improper use or disclosure of confidential or proprietary information of the Company); (vi) any intentional misconduct or illegal or grossly negligent conduct by the NEO which is materially injurious to the Company monetarily or otherwise; (vii) any material breach by the NEO of the provisions of Section 9 [Certain Employment Obligations] of their agreement; or (viii) the NEO’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which materially impairs the NEO’s ability to perform his or her duties with the Company. A termination for cause will not take effect unless: (1) the NEO is given written notice by the Company of its intention to terminate the NEO for cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; and (3) where practicable, the notice is given within sixty (60) days of the Company’s learning of such act or acts or failure or failures to act.

•Termination for Good Reason: An NEO may resign for “good reason” within sixty days after providing written notice to the Company of any of the following events, if the Company does not cure after such notice: (1) the Company’s failure to comply with any material provision of the NEO’s employment agreement (including but not limited to any reduction of the NEO’s salary or the target annual bonus); (2) a significant diminishment in the nature or scope of the authority, power, function, or duties attached to the NEO’s then-current position without the NEO’s written consent; or (3) a relocation of the NEO’s principal place of employment by more than 25 miles, without the NEO’s written consent.

•Termination Due to Disability: An NEO’s employment may be terminated due to disability if the NEO is absent from his or her duties on a full-time basis for the entire period of six months as a result of a physical or mental impairment.

•Termination upon Non-Renewal of Employment Agreement: Each NEO’s existing employment agreement provides for an initial term, subject to one or more extensions for additional consecutive terms. However, an NEO’s employment agreement will expire at the end of its then current term, unless the Company delivers an extension notice at least 180 days prior to the expiration of the term.

•Voluntary Resignation: An NEO’s employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than “good reason” or disability.

In addition to payments and benefits resulting from the employment termination circumstances described above, each NEO's employment agreement provides for certain payments and benefits in connection with a change in control of the Company. Under the NEO employment agreements existing in fiscal 2021, these payments and benefits had a “double-trigger” condition as follows:

•Termination without Cause or for Good Reason following Change in Control: NEO employment agreements provide that a “change in control” of the Company occurs if: (1) any person or group acquires more than 35% of the total voting power of the Company’s stock during a 12-month period; (2) the Company is a party to a merger in which any person or group acquires more than 50% of the total voting power of the Company’s stock; (3) there is a sale, exchange or transfer of all or substantially all of the Company’s assets; or (4) there is a complete liquidation or dissolution of the Company. The additional payments and benefits are provided if, during the period beginning one month prior to and ending twelve months following a change in control, the NEO’s employment is terminated without cause or the NEO resigns for good reason.

Employment Agreements with Ms. Rentler, Mr. Orvos, Mr. Hartshorn, Mr. Kobayashi, and Mr. Morrow

During fiscal 2021, our agreements with Ms. Rentler, Mr. Orvos, Mr. Hartshorn, Mr. Kobayashi, and Mr. Morrow provided that if the NEO’s employment is terminated due to disability, without cause, or if he or she resigns for good reason, the NEO would be entitled to continued payment of his or her then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, prorated for the final year of the agreement term, with the bonus amount based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Unsettled performance shares would be based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. Settled but unvested performance shares would accelerate as of the termination date. Other equity awards would continue to vest in accordance with their terms through the termination date. Repayment/re-acquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO’s employment agreement expires as a result of its non-renewal, he or she would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual bonus for the year of termination, prorated for the portion of the bonus year elapsing prior to termination of employment, based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. Settled but unvested performance shares would accelerate as of the termination date. Other equity awards would continue to vest in accordance with their terms through the termination date. Repayment/re-acquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO is terminated for cause or resigns voluntarily other than for good reason, he or she would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. Unvested restricted stock and performance shares would be forfeited on termination.

If the NEO dies, he or she would be entitled to payment of salary through the termination date, and a prorated bonus would be paid, capped at 100% of the NEO’s target. Restricted stock grants would accelerate, provided that the executive had continued in service for at least one year after the date of grant. Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated for the period employed during the performance period; settled but unvested performance share awards would accelerate as of date of death.

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO’s employment is terminated either by the Company without cause or due to resignation for good reason, the NEO would be entitled to a cash payment equal to 2.99 times the sum of his or her then current salary and target annual bonus. In addition, the NEO would be entitled to continuation of health care coverage at the Company’s expense and reimbursement of estate planning expenses for the remainder of the term of his or her employment agreement (except for Ms. Rentler, as described below).

Each NEO’s employment agreement provides that if he or she becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits the NEO receives under his or her employment agreement or any other Company plan or agreement upon a change of control, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a “gross-up” payment.

Additionally, pursuant to Ms. Rentler’s employment agreement, she and her spouse are entitled to certain lifetime benefits provided that Ms. Rentler is not terminated prior to March 31, 2025 “For Cause” or due to a “Voluntary Termination.” These benefits include the continued participation (until their respective deaths) at no cost in the following Company employee benefit plans and arrangements: executive medical, executive dental and executive vision insurance; provided, however, that Medicare will be the primary insurance coverage. Ms. Rentler and her spouse are also entitled to claims administration support at no cost with respect to these benefits. In the event of a change of control of the Company, Ms. Rentler is also entitled to these lifetime benefits. In the event that, following termination of Ms. Rentler’s employment, this health care coverage may no longer be extended to her (a) due to the terms of the Company's health care plans; (b) under applicable law; or (c) because such coverage is no longer available, the Company will purchase and maintain a health insurance policy or policies, or otherwise provide coverage, for Ms. Rentler and her spouse.

Ms. Rentler is also entitled to a cash retention bonus in the amount of nine hundred thousand dollars ($900,000), which will vest and be paid on the earlier of (i) March 31, 2025, provided that she is employed by the Company through that date or (ii) the date she is terminated other than “For Cause” or due to a “Voluntary Termination.”

Employment Agreement with Mr. Balmuth, Strategic Advisor

The Company has an employment agreement with Mr. Balmuth through May 31, 2022, with an annual salary of not less than $1,190,000 through May 31, 2021 and an annual salary of not less than $1,200,000 through May 31, 2022, subject to annual increases as part of the Company’s annual review process. As part of the latest extension of Mr. Balmuth’s agreement, a retention bonus of $5,300,000 was paid to him on March 2, 2022.

If Mr. Balmuth’s employment is terminated for any reason by either party, he or his estate (in the case of his death) would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. Except in the case of termination due to death or disability, the termination date will be deemed to be 90th day after delivery of notice of termination.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth and his spouse will continue to be eligible for certain Company-paid benefits until their respective deaths, regardless of the reason for Mr. Balmuth’s termination of employment. These benefits include executive medical, dental, and vision, and behavioral health insurance (including claims administration support), health advisory insurance, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain “matching contributions” (as that term is defined in his agreement). Mr. Balmuth will receive estate planning expense reimbursements until his death, of up to $20,000 annually, or more based on the reimbursement benefit of the then-current CEO. In the event that, following termination of Mr. Balmuth’s employment, such health care coverage may no longer be extended to him (a) due to the terms of the Company’s health care plans; (b) under applicable law; or (c) because such coverage is no longer available, the Company will purchase and maintain a health insurance policy or policies, or otherwise provide coverage, for Mr. Balmuth and his spouse.

If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or by Mr. Balmuth for good reason, Mr. Balmuth would be entitled to the following: (i) a payment in an amount equal to the product of: (a) the sum of (A) his then current salary plus (B) the greater of the most recent annual bonus paid to him or his target bonus for the fiscal year in which such termination occurs; and (b) the greater of two or the number of full and partial years remaining under the term of his employment agreement; (ii) any unvested common shares attributable to PSA awards will vest in full upon termination of employment; and (iii) if such termination occurs prior to the performance share vesting date, the target number of performance shares attributable to PSA awards shall become vested performance shares and shall be converted to vested common shares.

Mr. Balmuth’s employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay Mr. Balmuth an amount that places him in the best after-tax position. The Company does not provide Mr. Balmuth with a “gross-up” payment.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors and the Compensation Committee generally have the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances, as determined by the Board in its discretion. Beginning with grants made in 2014, the terms of the individual award agreements for each participant in our equity award plans, including executive officers, provide for vesting upon a change in control where the participant is involuntarily terminated or terminates for good reason (referred to as “double-trigger”).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Bjorklund, Mr. Bush (since May 19, 2021), Ms. Mueller, Mr. Orban (through May 19, 2021), and Ms. Sutton (since May 19, 2021) served on the Compensation Committee of our Board during the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company, except for Mr. Bush who served as Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. During fiscal 2021, no member of the Compensation Committee had any relationship with the Company that requires disclosure of a related party transaction under Item 404 of Regulation S-K. During fiscal 2021, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company maintains consulting and benefits agreements with Mr. Ferber, strategic advisor, who is a former director and Chairman Emeritus of the Board. Further details are described in this Proxy Statement under the caption “Compensation of Directors - Other Compensation.” Robert Ferber, the son of Norman Ferber, is employed as a Vice President, Divisional Merchandise Manager with the Company. For fiscal 2021, the Company paid Robert Ferber compensation including salary and bonus of approximately $254,000.

The Company’s procedure for review, approval, or ratification of related party transactions is to present them to the Audit Committee, except for executive and director compensation-related matters, which are approved or authorized by the Compensation Committee.

DELINQUENT SECTION 16(a) REPORTS

Our directors and officers are required by Section 16 of the Securities Exchange Act of 1934 to report on public filings made with the Securities and Exchange Commission their transactions in, and beneficial ownership of, our common stock, including stock options and other derivative securities. Reports received by the Company indicate that all required reports were filed on a timely basis.

PROXY SOLICITATION FEES

The cost of distribution of proxy materials and any solicitation of proxies will be borne by the Company. We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) to assist in the distribution of materials, and Broadridge and D.F. King to provide incremental support in soliciting proxies if needed.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons named in the accompanying Proxy will vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Our Bylaws include provisions that require advance notice of director nominations and of proposed business being brought by stockholders at our annual stockholder meetings.

Stockholder proposals and stockholder nominations of candidates for election as directors intended for inclusion in our proxy statement for the next annual meeting of stockholders must be received no later than December 6, 2022, and must otherwise comply with the applicable conditions established by our Bylaws (including the “Proxy Access” provisions of our Bylaws, if applicable, in regard to director nominations) and by the applicable conditions established by the SEC for stockholder proposals. Under our Bylaws, stockholder proposals and director nominations (whether or not intended for inclusion in our proxy statement) will not be considered timely for presentation at the next annual meeting unless they are received no later than December 6, 2022; except that if the date of our 2023 annual stockholder meeting changes to a date that is more than 30 days before or more than 60 days after May 18, 2023, then the deadline for advance notice will also change, as established in our Bylaws. In each case, the advance notice must be sent to the attention of the Corporate Secretary and be received by the Company at our corporate offices at 5130 Hacienda Drive, Dublin, CA 94568.

By order of the Board of Directors,
Ken Jew
Corporate Secretary

Dated: April 5, 2022

SCAN TO
VIEW MATERIALS & VOTE

ROSS STORES, INC.
5130 HACIENDA DRIVE
DUBLIN, CA 94568

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ROST2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D75543-P67780

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROSS STORES, INC.

The Board of Directors recommends you vote "FOR" the following Nominees:

1. Election of 10 Directors

Nominees:	**For**	**Against**	**Abstain**
1a) K. Gunnar Bjorklund	☐	☐	☐
1b) Michael J. Bush	☐	☐	☐
1c) Sharon D. Garrett	☐	☐	☐
1d) Michael J. Hartshorn	☐	☐	☐
1e) Stephen D. Milligan	☐	☐	☐
1f) Patricia H. Mueller	☐	☐	☐
1g) George P. Orban	☐	☐	☐
1h) Larree M. Renda	☐	☐	☐
1i) Barbara Rentler	☐	☐	☐
1j) Doniel N. Sutton	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory vote to approve the resolution on the compensation of the named executive officers.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 28, 2023.	☐	☐	☐

NOTE: Discretionary authority is given as to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D75544-P67780

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Barbara Rentler and Ken Jew, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc. (the "Company"), to be held on May 18, 2022 at 1:30 p.m. PDT, via live webcast and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED "FOR" ALL NOMINEES, "FOR" EACH OF PROPOSALS 2 AND 3, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)